UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.     )

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Louisiana-Pacific Corporation

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LOUISIANA-PACIFIC CORPORATION	Proxy Statement and
414 Union Street, Suite 2000	Notice to Stockholders of
Nashville, Tennessee 37219	Annual Meeting
(615) 986-5600	May 6, 2016

March 14, 2016

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Friday, May 6, 2016, at 9:30 a.m., local time, at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. We look forward to personally greeting those stockholders able to be present.

At this year’s meeting, you will be asked to vote on (1) the election of four directors, (2) the ratification of the selection of LP’s outside independent auditor for 2016, and (3) an advisory vote to approve named executive officer compensation. Your Board of Directors unanimously recommends a vote for each of the directors and for Items 2 and 3. Action may also be taken on any other matters that are properly presented at the meeting.

Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are encouraged to vote as soon as possible according to the instructions in the notice you received by mail or in the proxy statement.

The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

Curtis M. Stevens

Director & Chief Executive Officer

LP is a trademark of Louisiana-Pacific Corporation.

LOUISIANA-PACIFIC CORPORATION

414 Union Street, Suite 2000

Nashville, Tennessee 37219

(615) 986-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2016

The 2016 Annual Meeting of Stockholders of Louisiana-Pacific Corporation (“LP”) will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Friday, May 6, 2016, at 9:30 a.m. local time, to consider and vote upon the following matters:

1	Election of four Class I directors.

2	Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2016.

3	Advisory vote to approve named executive officer compensation.

Only stockholders of record at the close of business on March 7, 2016, are entitled to notice of and to vote at the meeting.

In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of LP’s Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours, at LP’s headquarters located at 414 Union Street, Suite 2000, Nashville, Tennessee 37219, for the ten days preceding the meeting, by any LP stockholder for any purpose germane to the meeting.

Admission to the meeting will be by ticket. The notice you received in the mail regarding the meeting will serve as your admission ticket. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you wish to attend the meeting, you may also obtain an admission ticket by presenting proof of share ownership, such as a bank or brokerage account statement, at the meeting entrance.

/S/ MARK A. FUCHS
MARK A. FUCHS
Secretary

Nashville, Tennessee

March 14, 2016

Whether or not you expect to attend the meeting, please vote as soon as possible according to the instructions in the notice you received by mail or, if you requested a paper copy of the proxy statement, on your enclosed proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

On written request, LP will provide, without charge, a copy of its Form 10-K Annual Report for 2015 filed with the Securities and Exchange Commission (including the financial statements and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of LP’s Common Stock on March 7, 2016, the record date for the 2016 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The report will be available for mailing in late March 2016. Requests should be mailed via first class U.S. postage to: Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219.

PROXY STATEMENT

Louisiana-Pacific Corporation, a Delaware corporation (“LP”), is soliciting proxies on behalf of its Board of Directors to be voted at the 2016 Annual Meeting of Stockholders (including any postponement or adjournment of the meeting). This proxy statement and the accompanying proxy card are being distributed to stockholders beginning on approximately March 14, 2016.

EXECUTIVE SUMMARY

The 2016 Annual Meeting of Stockholders of LP will be held at LP’s Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee, on Friday, May 6, 2016, at 9:30 a.m. local time. At the time this proxy statement was printed, management knew of only the following three items of business to be presented at the annual meeting, as listed in the Notice of Annual Meeting of Stockholders.

Item 1—Election of Directors Embree, Gottung, McCoy and Watson

The LP Board recommends a vote “FOR” the election of each of the four nominees, Ms. Embree, Ms. Gottung, Mr. McCoy and Mr. Watson, all are current members of the Board. Ms. Embree was recently elected by the Board as an independent director and will be appointed to committees after the annual stockholder meeting. Ms. Gottung is an independent director and serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. McCoy is an independent director and serves as the chairman of the Environmental and Compliance Committee and serves as a member of the Nominating and Corporate Governance Committee. Mr. Watson is an independent director and serves as the chairman of the Compensation Committee and as a member of the Finance and Audit Committee.

Item 2—Ratification of the selection of Independent Auditor Deloitte and Touche LLP for 2016

The LP Board recommends a vote “FOR” the selection of Deloitte and Touche LLP as LP’s outside independent auditor to audit its consolidated financial statements for 2016. The Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders even though it is not required.

Item 3—Advisory vote to approve named executive officer compensation

The LP Board recommends a vote “FOR” the 2015 named executive officer compensation. We provide our stockholders an opportunity to cast an advisory vote on the compensation of our named executive officers, although that vote is non-binding. We believe that our executive compensation programs must attract, retain and motivate our management team to lead our company to improved and sustainable financial performance that furthers the long-term interests of LP and its stockholders. Stockholders approved the compensation policies at the 2015 Annual Stockholders meeting by a favorable vote of 92% of the votes cast. The Compensation Committee took substantial actions in 2015 to further align executive compensation with stockholder interests. In making the executive compensation decisions, the Compensation Committee considered the constructive feedback we heard from stockholders and the well-reasoned and detailed analysis of our independent consultant, as well as our longstanding pay-for-performance philosophy. For a more detailed discussion on the actions taken to further align executive pay for performance, please refer to the Compensation Discussion and Analysis section, but the following is a brief summary of the highlights:

•	Paid no award from the Annual Cash Incentive Award Plan because the minimum financial threshold was not met, despite strong one-year Total Shareholder Return.

•	Changed long term incentive mix to include performance shares.

•	Eliminated short term incentive goals that were redundant in the performance goals and short-term incentive corporate metric.

•	Provided CEO with a notice of termination of his change of control agreement with the intent to replace it with an updated change of control agreement without a tax gross-up provision.

•	Provided no Supplemental Employee Retirement Plan (SERP) benefits to newly appointed NEOs, consistent with our benchmarking evaluation.

•	Established clear and objective financial goals for annual Cash Incentive Award Plan.

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Maintained compensation packages, with the assistance of our independent compensation consultant, so that each executive officer is within a competitive range of the median market value (50th percentile) of total compensation for executives in comparable positions.

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Placed a strong emphasis on variable compensation. Our short-term incentive program is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics and other individual performance goals approved by the Committee.

•	Paid limited perquisite allowance to our CEO and other NEOs.

VOTING PROCEDURE

As allowed by rules and regulations of the Securities and Exchange Commission (the “SEC”), we are providing access to this proxy statement by Internet. You will not receive a paper copy of this proxy statement by mail unless you request it. Instead, you were sent a notice (the “Notice”) providing instructions on how to view this proxy statement and vote your proxy by Internet.

If you requested a paper copy of this proxy statement, a proxy card is enclosed for your use. To vote by mail, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States. You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors for the directors nominated in Item 1, for Items 2 and 3 listed in the Notice of Annual Meeting of Stockholders.

If you vote your proxy prior to the meeting, you may revoke it (1) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of LP at any time before the meeting, (2) by voting in person at the annual meeting, or (3) by following the instructions in the Notice.

If shares are held for your account in the Automatic Dividend Reinvestment Plan administered by Computershare Trust Company, N.A., all your shares held in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account in the plan will not be voted.

Only stockholders of record at the close of business on March 7, 2016, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 143,349,224 shares of common stock, $1 par value (“Common Stock”), outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading “Holders of Common Stock” below.

The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to LP except (a) in the case of communications intended for management, (b) in the event of certain contested matters, or (c) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

Banks and brokers acting as nominees for beneficial owners are not permitted to vote proxies with regard to Items 1 and 3 on behalf of beneficial owners who have not provided voting instructions to the nominee (a “broker non-vote”), making it especially important that, if you hold your shares in “street name,” you send your broker your voting instructions.

ITEM 1—ELECTION OF DIRECTORS

Nominees

The four nominees listed below for the Class I director positions to be voted on at the annual meeting are currently members of the Board of Directors. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2019. The Board of Directors has determined that Ms. Embree, Ms. Gottung, Mr. McCoy and Mr. Watson have no material relationships with LP (either directly or as a partner, stockholder, officer or director of an organization that has a relationship with LP) other than their service as directors of LP, and are not disqualified from being independent under the listing standards adopted by the New York Stock Exchange (the “NYSE”) and under the company’s Bylaws. The continuing members of the Board of Directors unanimously recommend a vote for each nominee.

Tracy A. Embree	Nominee for Term Expiring 2019

Tracy A. Embree, age 42, was elected director of LP by the Board in February 2016 after an extensive search and review process by the nominating committee. Ms. Embree has worked for Cummins, Inc. since 2000 in a variety of roles with increasing responsibility, including marketing and sales, manufacturing, and leadership. Ms. Embree has been a corporate Vice President of Cummins since 2011. Ms. Embree is currently President of Cummins Components Business. Prior to her current role, Ms. Embree was President of Cummins Turbo Technologies. Ms. Embree graduated from Massachusetts Institute of Technology with a Bachelor of Science in Chemical Engineering and received her Masters in Business Administration from Harvard Business School. She is a board member of the Columbus, Indiana Foundation for Youth. The Board selected Ms. Embree to serve as a director based upon a number of considerations, including her experience in formulating corporate strategy, implementing new market strategies, sales, and operations for a global business. The Board believes that her leadership experience in these areas make her particularly well-suited to serve as a director of LP. Ms. Embree will be appointed to committees at the Board meeting after the Annual Stockholder Meeting.

Lizanne C. Gottung	Nominee for Term Expiring 2019

Lizanne C. Gottung, age 59, became a director of LP in 2006. Ms. Gottung has been Senior Vice President and Chief Human Resources Officer of Kimberly-Clark Corporation since 2002. She has held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly-Clark Corporation over the past 25 years. The Board selected Ms. Gottung to serve as a director based upon a number of considerations, including her experience in labor relations and human resources in a large publicly held corporation. The Board believes that her extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational effectiveness and corporate health services make her particularly well-suited to serve as a director of LP. Ms. Gottung serves on the Nominating and Corporate Governance Committee and the Compensation Committee.

Dustan E. McCoy	Nominee for Term Expiring 2019

Dustan E. McCoy, age 66, became a director of LP in 2002. On February 11, 2016, Mr. McCoy retired from his positions as Chairman and Chief Executive Officer and director of Brunswick Corporation. He held those positions since December 2005. He joined Brunswick Corporation in September 1999 and has also served as Vice President, General Counsel and Corporate Secretary until October 2000, and served as President of the Brunswick Boat Group from October 2000 to December 2005. In 1999, he was Executive Vice President of Witco Corporation, and prior to that served as Witco’s Senior Vice President, General Counsel and Corporate Secretary. Mr. McCoy is also a director of Freeport-McMoran Copper & Gold Inc. The Board selected Mr. McCoy to serve as a director because of his extensive experience in legal and compliance matters, and specifically his experience in corporate governance and disclosure matters for publicly traded companies. The Board believes that Mr. McCoy’s broad understanding of the operational, financial and strategic issues facing large global companies, his leadership and oversight in LP’s compliance matters, his leadership roles for companies producing both commodity and specialty products, and his valuable strategic advice to the Board and management in advancing LP’s interests make him particularly well-suited to serve as a director of LP. Mr. McCoy serves as Chair of the Environmental and Compliance Committee and as a member of the Nominating and Corporate Governance Committee.

Colin D. Watson	Nominee for Term Expiring 2019 Mandatory Age Retirement in 2017

Colin D. Watson, age 74, became a director of LP in 2000. Mr. Watson was President and Chief Executive Officer of Vector Aerospace Corporation from November 2003 until he retired in December 2004. Previously, he was a Director and CEO of Spar Aerospace Limited from December 1999 until his retirement from the Spar Aerospace board in January 2002. He also served as Chief Executive Officer and President and Chief Executive Officer of Spar Aerospace. From 1979 to 1996, Mr. Watson was President and Chief Executive Officer of Rogers Cable TV, Ltd. Mr. Watson was also a director of Rogers Communications Inc., until April 2012. The Board selected Mr. Watson to serve as a director because of his extensive financial and investment experience as well as his experience in operations in Canada. Mr. Watson is a citizen of Canada and he assists the Board in assessing the political and economic systems in Canada. The Board believes that his significant financial and leadership capabilities obtained from his senior leadership roles in a publicly traded company, along with his various roles in a number of private companies, make him particularly well-suited to serve as a director of LP. Mr. Watson serves on the Finance and Audit Committee and is the Chair of the Compensation Committee.

Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the four nominees named above unless you specify otherwise (Item 1 on the proxy card). If any nominee becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors. Each nominee who receives the affirmative vote of a majority of the total votes cast on his or her election will be elected meaning that the number of shares voted for a director’s election exceeds the number of votes cast against that director’s election. Shares not voted on the election of a nominee, whether because authority to vote is withheld, the record holder fails to return a proxy, or a broker non-vote occurs, will not count in determining the total number of votes cast on his or her election.

Continuing Directors

The current members of the Board of Directors whose terms of office will continue beyond the 2016 Annual Meeting of Stockholders are listed below. With the exception of Mr. Stevens, the company’s Chief Executive Officer, the Board of Directors has determined that each continuing director named below has no material relationship with LP, either directly, or as a partner, stockholder, officer or director of an organization that has a relationship with LP, and is not disqualified from being independent under the NYSE’s listing standards and LP’s Bylaws.

E. Gary Cook	Current Term Expiring 2017

E. Gary Cook, age 71, became a director of LP in 2000 and was appointed Chairman of the Board of Directors on November 1, 2004. Mr. Cook was Chairman, President and Chief Executive Officer of Witco Corporation from 1996 until his retirement in 1999. Until 1996, he was President, Chief Operating Officer, and a director of Albemarle Corporation. Prior to the spinoff of Albemarle from Ethyl Corporation, he served as President of the Chemicals Group, Senior Vice President and director of Ethyl. Mr. Cook was a long time employee and officer of the DuPont Company. Mr. Cook was selected to serve as a director because of his leadership abilities and broad experience in specialty and commodity products. The Board also believes that Mr. Cook’s significant expertise in finance, capital markets and mergers and acquisitions, as well as his significant leadership capabilities in developing and maintaining a strong, diverse and independent Board with committees that work effectively to protect the integrity of the corporation as well as stockholder interests, make him particularly well-suited to serve as a director of LP. Mr. Cook serves as the non-Executive Chairman, the Chair of the Executive Committee, and as a member of the Finance and Audit Committee and Compensation Committee.

Kurt M. Landgraf	Current Term Expiring 2017

Kurt M. Landgraf, age 69, became a director of LP in 2005. Mr. Landgraf was President and Chief Executive Officer of Educational Testing Service from August 2000 until his retirement on December 31, 2013. Prior to that, he was Executive Vice President and Chief Operating Officer of E.I. DuPont de Nemours and Company (“DuPont”) where he had previously held a number of senior leadership positions, including Chief Financial Officer. Mr. Landgraf is also a director of Corning, Inc. Mr. Landgraf was previously a director of IKON Office Solutions, Inc. until it merged with Ricoh Company Ltd. on October 31, 2008. He has chaired the National Pharmaceutical Council, United Way of Delaware, the Delaware Association for Rights of Citizens with Mental Retardation and the Delaware CarePlan. He recently completed a term as President of the National Consortium for Graduate Degrees for Minorities in Engineering and Sciences, Inc. Mr. Landgraf was selected to serve as a director because he possesses valuable financial expertise and operations skills and experience, represented by his positions as the Chief Financial Officer and Chief Operating Officer of DuPont. His knowledge and skills also provide the Company significant experience with capital markets transactions and investment in both public and private companies. The Board also considered his prior experience with global industrial and technology-dependent businesses, which provides the Company with informed judgment and a unique history for risk assessment that makes him particularly well-suited to serve as a director of LP. Mr. Landgraf serves as the Chair of the Finance and Audit Committee and as a member of the Executive Committee and Compensation Committee.

John W. Weaver	Current Term Expiring 2017

John W. Weaver, age 70, became a director of LP in February 2010. Mr. Weaver served as President and Chief Executive Officer of Abitibi-Consolidated, Inc., from 1999 until it merged with Bowater, Inc. in October 2007, at which time he became the Executive Chairman of Abitibi-Bowater, Inc. Mr. Weaver resigned as Executive Chairman of Abitibi-Bowater, Inc. as of February 1, 2009 and from the Board of Abitibi-Bowater, Inc. as of October 31, 2009. Abitibi-Bowater, Inc. filed for protection and reorganization under the bankruptcy laws of Canada and the United States in April 2009 and emerged from bankruptcy proceedings in December 2010. Mr. Weaver held a number of senior executive positions in operations and sales prior to being appointed President and Chief Executive Officer of Abitibi-Consolidated, Inc. and has over 30 years of experience in the forest products industry. Mr. Weaver was a member of the Abitibi-Consolidated, Inc. board of directors, and has been the chair of both the Forest Products Association of Canada and FP Innovations and a director of the U.S. Endowment for Forestry and Communities. Mr. Weaver was selected to serve as a director based on a number of considerations, including his operational expertise in the forest products industry and the political, regulatory, and economic perspective his Canadian forest products experience provides. Mr. Weaver serves on the Environmental and Compliance Committee and the Finance and Audit Committee.

Daniel K. Frierson	Current Term Expiring 2018 Mandatory Age Retirement in 2017

Daniel K. Frierson, age 74, became a director of LP in 2003. Mr. Frierson has been Chairman and Chief Executive Officer of The Dixie Group, Inc., a manufacturer and distributor of high-end carpet and rugs headquartered in Chattanooga, Tennessee, for more than 15 years. He is also a director of Astec Industries, Inc. Mr. Frierson was selected to serve as a director based upon a number of considerations, including his operational experience in a specialty products based industry that sells into LP’s residential construction and repair/remodel customer base, his experience dealing with corporate governance, disclosure, investor relations and regulatory compliance matters, and his ability to assist in assessing risk and market influences. Mr. Frierson serves on the Environmental and Compliance Committee and as the Chair on the Nominating and Corporate Governance Committee.

Curtis M. Stevens	Current Term Expiring 2018

Curtis M. Stevens, age 63, became a director of LP in 2012. Mr. Stevens has been Chief Executive Officer of LP since May 4, 2012. Mr. Stevens served as the Chief Operating Officer of LP from December 5, 2011 to May 4, 2012, and prior to that position served as Executive Vice President Administration and Chief Financial Officer of LP since 2002 and Chief Financial Officer of LP since 1997. Mr. Stevens is also a director of Quanex Building Products, a publicly traded OEM for residential and commercial construction markets. Mr. Stevens holds a B.A. in Economics and an M.B.A in Finance from the University of California at Los Angeles. The Board of Directors selected Mr. Stevens to serve as a director based upon a number of considerations, including his appointment as CEO of LP, his prior performance as an executive at LP, his long history and deep familiarity with LP’s financial and operational matters. The Board of Directors also considered Mr. Stevens’ expansive knowledge of the forest products industry in North America and South America, together with his knowledge and experience in finance, accounting, capital markets, information technology and international business operations. The Board also believes he is an effective liaison between the Board and management. Mr. Stevens serves on the Executive Committee and the Environmental and Compliance Committee.

Principles of Corporate Governance

Strong corporate leadership of the highest ethics and integrity has long been a major focus of LP’s Board of Directors and management. The key tenets of LP’s corporate governance principles include the following:

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An independent director serves as Chairman of the Board. LP separated the position of Chairman of the Board and CEO in 2004 in order to more clearly distinguish the roles and duties of each position and enhance the independence of the Board. As a result, the Chairman of the Board has been designated to preside at Board meetings and executive sessions so long as he or she is an independent director. In the Chairman’s absence, the Board would designate another independent director to preside at these meetings.

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A majority of the directors and all members of the Finance and Audit, Compensation, and Nominating and Corporate Governance Committees must be independent. To be considered independent under LP’s corporate governance principles, a director must meet applicable standards imposed by the SEC and the NYSE, as well as additional requirements. The additional requirements are that the director: (1) is free of any relationship that may interfere with the exercise of his or her independent judgment as a director, and (2) has not been an officer or employee of LP (including its subsidiaries or affiliates) at any time in the past five years. The Board has determined that each current director other than Mr. Stevens is independent under these standards. LP’s independence standards are available on its website together with the rest of the corporate governance standards, as summarized below.

•	The independent directors meet in executive session without management present in connection with each quarterly Board meeting.

•	Following any material change in employment or business association, a director must tender his or her resignation for consideration by the Board, which may choose not to accept it.

•	Directors must retire as of the date of the next annual meeting of stockholders after attaining age 75.

•	Directors are provided with orientation and continuing education opportunities relating to performance of their duties as directors.

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The composition, structure, purpose, responsibilities and duties of each of the standing Board committees other than the Executive Committee are set forth in written charters approved from time to time by the Board.

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The Board and each of the Board committees have authority to engage outside advisors, including an independent compensation consultant and outside legal counsel, who are independent of management to provide expert or legal advice to the directors.

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The Nominating and Corporate Governance Committee oversees annual evaluations of the operations and effectiveness of the Board and its committees, and communicates the results of these evaluations to the full Board.

•	Each director must receive a majority of the stockholder votes cast in uncontested elections of directors.

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LP has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, and employees and a separate Code of Ethics for Senior Financial Officers, including the CEO, which relates to conflicts of interest and full, fair and accurate financial reporting. The Code of Business Conduct and Ethics addresses, among other matters, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, legal and regulatory compliance, and reporting of illegal or unethical behavior. Waivers of either code with respect to directors and executive officers may be made only by the Board or a Board committee to which this responsibility is delegated, and will be promptly disclosed to LP’s stockholders by posting on LP’s website at www.lpcorp.com. In 2015, there were no waiver requests.

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LP’s CEO is responsible for maintaining a succession-planning process with respect to top management positions and to report to the Board at least annually regarding specific assessments and recommendations.

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The Board has adopted stock ownership guidelines for both directors and executive officers. The guidelines specify target amounts of share ownership. Each outside director is expected to acquire and hold a number of shares equal in value to five times the regular annual cash retainer for directors within five years of joining the Board. All current outside directors meet the guidelines. The guidelines for executive officers are discussed under the heading “Additional Policies and Guidelines Affecting Executive Compensation.”

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LP’s Insider Trading Policy prohibits LP’s directors, executive officers, senior management and certain other key managers from engaging in hedging or speculative transactions involving LP Common Stock, including buying or selling put or call options or entering into forward sale contracts.

Current copies of LP’s Corporate Governance Principles, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are available on LP’s website at www.lpcorp.com by clicking on “About Us,” then “Investor Relations,” then “Corporate Governance.” Any amendments to either code will also be posted at www.lpcorp.com. Copies of any of these documents may also be obtained free of charge by writing to Corporate Affairs, Louisiana-Pacific Corporation, 414 Union Street, Suite  2000, Nashville, Tennessee 37219.

Leadership Structure and Oversight of Risk

Board Leadership Structure

The members of the Board have a diverse set of skills and experiences and all of the members, except the Chief Executive Officer, are independent. The Board currently has nine members. In 2004, the Board determined, for the purpose of enhancing the Board’s independence and effectiveness, that it was in the best interests of LP and its stockholders to separate the Chairman position from the CEO. An independent director, E. Gary Cook, was elected by the Board to be the non-executive Chairman. The Board continues to have full access to the experience and insight of the CEO, as he is a member of the Board. If in the future, the Board determines that it is then in the best interests of LP and its stockholders to combine the Chairman and CEO positions, it will disclose its reasoning for modifying this structure.

The Chairman’s duties include: preparing agendas for Board meetings in consultation with other directors and management; chairing meetings of the Board and executive sessions of the independent directors; chairing meetings of the Executive Committee; leading the independent directors in periodic reviews of the performance of the CEO; keeping directors informed by timely distribution of information; serving as liaison between independent directors and the CEO; and recommending independent outside advisors who report directly to the Board on material issues.

Oversight of Risk

The directors are elected representatives of the stockholders and act as fiduciaries on their behalf. In performing its general oversight function, the Board reviews and assesses LP’s strategic and business planning as well as management’s approach to addressing significant risks. While the full Board meets at least quarterly, it has delegated much of its risk oversight activities to various Board committees (discussed below). All committees report directly to the Board regularly, and all committee minutes are distributed for review by the entire Board. Additionally, the Board and committees are authorized to retain independent advisors, including attorneys or other consultants, to assist in their oversight activities.

As set out in LP’s Corporate Governance Principles, it is the responsibility of the CEO, and of senior management under the CEO’s direction, to operate the business of LP on a day-to-day basis in a competent and ethical manner to produce value for the stockholders, and to regularly inform the Board of the status of LP’s business operations. Management’s responsibilities include strategic planning, preparation of annual operating plans and budgets, risk management and financial reporting. The Board fulfills its oversight responsibilities as set out in the Corporate Governance Principles on behalf of the stockholders and in furtherance of LP’s long-term health. The Board’s role does not involve managing the daily complexities of business transactions. The current leadership structure provides directors with significant information related to risks faced by LP, as well as an opportunity to synthesize, discuss and consider these risks independent of management and to provide guidance to management.

As part of its oversight responsibilities, the Board and its committees are involved in the oversight of risk management of LP. It does so in part through its review of findings and recommendations by LP’s Risk Management Council, the participants of which are executives and/or functional department leaders in the areas of Risk Management, Finance, Audit, Legal, Information Technology, Environmental, Product Quality, and Compliance, all of whom supervise day-to-day risk management throughout LP. The purpose of the Risk Management Council is to help the CEO assess the effectiveness of LP’s handling of risks. The Board or its committees have direct access to financial and compliance leaders on a quarterly basis or as needed. Further, LP’s Treasurer and Risk Manager periodically presents to the Finance and Audit Committee, or the Board, a comprehensive report as to the Council’s risk mapping efforts, as well as management’s efforts to mitigate and transfer risk.

The Board committees consider the risks within their areas of responsibilities under each of their charters. The Finance and Audit Committee considers operational risks, cyber-security risks, and financial risk on a quarterly basis and reviews various guidelines for cash, credit and liquidity measures. It also reviews risks related to financial disclosures and reporting and reviews the audit risk assessment identifying internal controls and risks that affect the audit plan for the coming year. The Nominating and Corporate Governance Committee reviews the various regulatory changes and trends related to corporate governance, including Board member selection and maintaining appropriate corporate governance principles and guidelines, as well as conducting annual evaluations to assess Board and committee effectiveness. The Environmental and Compliance Committee reviews quarterly each compliance function including Quality, Legal and Environmental, considers the various allegations made through the anonymous hotline, reviews training statistics, and annually reviews the entire ethics program and any waivers of the program. The Compensation Committee reviews LP’s overall compensation programs and their effectiveness at linking executive pay to long-term performance, as well as aligning the interests of management with stockholders. Each director is informed of the oversight activities of each committee through regular reports by the Committee Chairs to the entire Board as well as reviewing the minutes of each committee meeting.

Board and Committee Meetings

During 2015, each director attended at least 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he or she served during his or her tenure on the Board or such committees. The Board of Directors held four meetings in 2015. While LP does not have a policy regarding attendance by directors at the annual meeting of stockholders, in 2015, all directors attended the annual meeting.

The Board’s committees and membership on each committee in 2015, are set forth in the table below. Each committee shown below other than the Executive Committee has a written charter delineating its membership, duties and functions. Copies of the charters are available on LP’s website as described above under “Principles of Corporate Governance” and may also be obtained by writing to the address listed above.

Name of Director	Finance and Audit	Compensation	Nominating and Corporate Governance	Environmental and Compliance	Executive
E. Gary Cook	X	X			X*
Tracy A. Embree
Daniel K. Frierson			X*	X
Curtis M. Stevens				X	X
Lizanne C. Gottung		X	X
Kurt M. Landgraf	X*	X			X
Dustan E. McCoy			X	X*
Colin D. Watson	X	X*
John W. Weaver	X			X

X = Committee member; * = Chairman

Finance and Audit Committee

The Finance and Audit Committee (the “Audit Committee”) held seven meetings during 2015. Two of these meetings included education and training sessions on cyber-security and accounting and disclosure issues currently applicable to LP. In order to effectively perform its oversight responsibilities and duties, the Audit Committee holds, in addition to executive sessions, separate sessions from time to time with LP’s management, internal auditors, and the independent auditor.

The Audit Committee has sole authority and responsibility to select, retain, oversee, and replace LP’s independent auditor and to approve its compensation. The Audit Committee is responsible for pre-approving all audit services and legally-permitted non-audit services. The Audit Committee reviews the annual audit plan of the independent auditor and performs an annual evaluation of the independent auditor’s qualifications, performance and independence. The Audit Committee also reviews reports by the auditor regarding discussions with management relating to critical accounting policies, alternative treatments of financial information under generally accepted accounting principles, and other significant accounting issues, the results of the audits and the quarterly and annual financial statements, the opinion to be rendered by the independent auditor in connection with LP’s audited financial statements, and its audit of internal control over financial reporting. The Audit Committee meets with the independent auditor to discuss any audit problems or difficulties and management’s responses. The Audit Committee is responsible for reviewing and discussing with the independent auditor all matters that are required to be reviewed and discussed with the independent auditor under applicable legal, regulatory and corporate governance rules.

The Audit Committee also oversees LP’s internal audit function and internal control systems, including reviewing LP’s internal audit plans, the scope, coverage and objectivity of the internal audits performed, and the adequacy and the effectiveness of certain internal legal compliance programs. The Audit Committee also oversees LP’s disclosure controls and procedures and internal control over financial reporting, and its guidelines, policies and programs with respect to financial risk assessment and risk management. The Director of Internal Audit attends meetings of and reports to the Audit Committee quarterly, as well as on an as-needed basis, and also meets with the Audit Committee separate from management.

With respect to financial and financial reporting matters, the Audit Committee makes recommendations as appropriate to the Board of Directors regarding capital structure issues, dividend policy, treasury stock purchases, acquisitions and divestitures, external financing, complex financial transactions, and investment and debt policies. The Audit Committee also reviews and discusses with management the status and potential financial implications of significant legal and tax matters, major issues regarding accounting principles, significant financial reporting issues, the effect of regulatory and accounting initiatives on LP’s financial statements, the financial results to be included in LP’s reports filed with the SEC, and LP’s earnings press releases and other financial information provided to the public. Additionally, the Audit Committee regularly meets with LP’s Treasurer and Risk Manager, and General Counsel and Compliance Officer to review various credit, operational and legal/compliance risks and methods of risk mitigation, including insurance coverage and limits.

Because of the importance of the integrity of our IT systems to our financial reporting, the Audit Committee also reviews the Company’s IT platform and processes as well as strategies to prevent, detect and mitigate any cyber-security threat.

The Audit Committee is also responsible for reviewing transactions between LP and certain related persons as described under the heading “Related Person Transactions.” The Audit Committee conducts an annual self-evaluation of responsibilities under its charter and various regulatory requirements and reports its findings to the Board.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee is financially literate, as that term is used in the NYSE’s listing standards, and an “audit committee financial expert,” as defined in the SEC’s rules and regulations. The Board of Directors has also determined that each member of the Audit Committee meets the independence requirements for audit committee membership mandated by the Sarbanes-Oxley Act of 2002 and incorporated into the NYSE’s listing standards.

Compensation Committee

The Compensation Committee, met four times in 2015. The Compensation Committee exercises the authority of the Board of Directors with respect to the compensation of LP’s executive officers, including salaries, cash incentive compensation, equity-based compensation, deferred compensation, retirement benefits, and severance pay and benefits. It is responsible for administering two stock award plans as they relate to officers and employees: LP’s 1997 Incentive Stock Award Plan, under which no new awards will be made, and LP’s 2013 Omnibus Stock Plan (the “Stock Award Plan”), which was approved by stockholders at the 2013 Annual Meeting of Stockholders and replaced the 1997 Incentive Stock Award Plan. It also administers the Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) with respect to awards to management. In addition, the Compensation Committee administers LP’s other compensation and benefit plans covering officers and employees to the extent authorized under the terms of the plan or by action of the Board of Directors, including the participation in each plan by LP’s executive officers. Neither the Compensation Committee nor the Board, however, administers any ERISA or other pension plans.

The Compensation Committee, which is comprised of independent directors, is also responsible for developing and implementing compensation plans for the executive officers. The Compensation Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and various regulatory requirements and reports its findings to the Board.

In order to facilitate compliance with special rules affecting the deductibility of executive compensation under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and the short-swing profit liability provisions of the federal securities laws, certain compensation decisions with respect to LP’s executive officers are made by a special subcommittee of the Compensation Committee. Presently, each member of the Compensation Committee is also a member of the subcommittee. The subcommittee is responsible for decisions relating to (1) performance goals associated with performance-based compensation, including under the Cash Incentive Plan, and (2) criteria for equity-based awards under the Stock Award Plan.

Under its charter, the Compensation Committee has the authority in its sole discretion to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. The Compensation Committee also has sole authority to terminate its consultants and to approve the fees and other terms of their engagement. The Compensation Committee has retained the firm of Frederic W. Cook & Co., Inc. (“Frederic W. Cook”) as the committee’s independent compensation consultant to assist the committee in the discharge of its responsibilities, and to provide such services to the committee in relation thereto as the committee may from time to time request.

Prior to selecting Frederic W. Cook as its independent compensation consultant, and as required by its charter, the Compensation Committee annually considers various factors relevant to Frederic W. Cook’s independence from LP’s management. Based upon the 2015 assessment, the Committee is not aware of any conflict of interest that would prevent Frederic W. Cook from providing independent advice concerning executive compensation matters. The consultant has unrestricted access to the Committee Chair, attends executive sessions with the Committee and reports directly to the Committee. Further, any services requested of the consultant by management are subject to prior approval by the Committee Chair, and the Committee Chair will receive a copy of all invoices sent to LP by the consultant. No management services were requested in 2015.

A managing director of Frederic W. Cook participated in all the Compensation Committee’s meetings in 2015, including the executive sessions. Frederic W. Cook provides advice to the Committee regarding individual performance objectives for target awards to certain executive officers under the Cash Incentive Plan, the composition of the peer group and benchmarks for purposes of analyzing LP’s competitive position with respect to executive compensation, market survey data supporting compensation packages for new and existing executive officer positions, and the effect of SEC rules on LP’s disclosures regarding the Committee and executive compensation in LP’s proxy statements.

Members of LP’s management, including its Chief Executive Officer, Chief Financial Officer, Vice President Human Resources, and Vice President General Counsel and Corporate Secretary, generally attend each Compensation Committee meeting. However, no LP officers or employees attend the executive sessions held by the committee in conjunction with each of its regular meetings, and LP executives are excused during Committee discussions and determinations regarding their individual compensation.

In connection with its review and approval of various elements of LP’s executive compensation program, the Compensation Committee reviews and analyzes appropriate information prepared by the committee’s outside consultant and LP’s management, including compensation benchmark data compiled by Frederic W. Cook, regular reports provided by management regarding stock transactions and ownership levels of LP’s executive officers, descriptions of perquisites provided to executive officers, and profiles for each executive officer showing a breakdown of key components of executive compensation and total amounts paid or accrued by LP.

Members of LP’s management, including its Chief Executive Officer, Chief Financial Officer, and Vice President, Human Resources, made recommendations to the Compensation Committee concerning various elements of LP’s compensation program during 2015, including elements of the program that apply to executive officers. Such recommendations related to base salary levels for LP’s executive officers and target bonus amounts under the Cash Incentive Plan, the allocation between corporate performance goals and individual performance goals for the target bonuses, identification and calculation of the corporate performance goal, and establishment of individual performance goals for each executive officer. Those members of management also made recommendations regarding the terms, size, and value of proposed grants of restricted stock, stock-settled stock appreciation rights (“SSARs”), and performance shares under the Stock Award Plan. LP’s Chief Executive Officer provides the committee with an evaluation to assist the committee in assessing the performance of executive officers other than himself, as described under the heading “Compensation of Executive Officers-Compensation Discussion and Analysis-Achievement of Performance Goals for 2015.”

Environmental and Compliance Committee

The Environmental and Compliance Committee, which met four times during 2015, is responsible for reviewing the effectiveness of LP’s environmental management systems and ethics and compliance programs, product quality management systems, other legal compliance programs, and non-financial compliance audit work performed by LP’s internal audit group. The Environmental and Compliance Committee receives quarterly written reports directly from functional leaders responsible for compliance, including LP’s Vice President of Environmental Health & Safety, the Director of Internal Audit, the Director of Quality, and the Director of Compliance. Additionally, these leaders report in person annually to the committee on a rotating basis and are generally available for other committee meetings as needed. The Director of Compliance is a regular participant in committee meetings. The Environmental and Compliance Committee conducts an annual self-evaluation of its performance and satisfaction of its responsibilities under its charter and reports its findings to the Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”), which met four times in 2015, is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors qualifications for membership on the Board, including standards of independence for outside directors. The Nominating Committee also considers and makes recommendations to the Board regarding the size and diversity of the Board of Directors and Board committees, the selection of candidates for director, and the compensation of directors, including annual retainers, meeting fees, deferred compensation, stock and option grants, and pension or retirement plans. It develops and recommends for consideration by the Board principles, guidelines, and procedures for other matters of corporate governance that may arise. The Nominating Committee periodically reviews LP’s Code of Business Conduct and Ethics, which covers directors, officers and employees and addresses conflicts of interest, reporting of illegal or unethical behavior and related issues, and makes any recommendations to the Board for changes as it deems appropriate. It also oversees annual evaluations of the effectiveness of the Board of Directors, the operations of Board committees (including itself), and the contributions of individual directors.

Compensation for outside directors, including annual cash retainers, meeting fees, and annual equity-based grants, are described below under “Directors’ Compensation.” The Nominating Committee may request advice from Frederic W. Cook, its independent compensation consultant, regarding the types and amount of compensation provided to LP’s outside directors.

Consideration of Director Nominees

LP’s corporate governance principles approved by the Nominating Committee and adopted by the Board provide that directors must be persons of integrity, with significant accomplishments and recognized business stature, who will bring a diversity of perspectives to the Board. Although the Board has not adopted a specific policy with regard to considering diversity in identifying director nominees, it believes that appropriate expertise, gender, cultural and geographical diversity should be reflected on the Board. Directors must also be able to commit the necessary time to prepare for and attend all regularly scheduled meetings of the Board and committees on which they serve, except when there are unavoidable business or personal conflicts. At least one outside director should have significant experience in the types of industries and business in which LP operates. The Nominating Committee uses the results of annual evaluations of the Board and Board committees in evaluating the skills and attributes desired in new director candidates. The Nominating Committee believes it to be desirable for all new outside directors (as is true of all current outside directors) to qualify as independent under the NYSE’s listing standards. Experience in some capacity with publicly traded companies is also a desirable attribute. Additionally, the corporate governance principles recognize that LP’s Chief Executive Officer will normally be a director and that other senior officers may be elected to the Board in appropriate circumstances as long as a majority of directors are independent as determined by the Board of Directors in accordance with the NYSE’s listing standards. The Nominating Committee is authorized by its charter to retain a third-party search firm to assist in identifying director candidates.

As part of its annual self-assessment process, the Board and its committees determine the specific skill sets and necessary characteristics for an effective committee and the Board as a whole. If the Board, generally through the Nominating Committee, determines that a necessary skill set or perspective is absent, the Board will authorize an increase in the number of Board members. In the event of a vacancy resulting from retirement or this annual self-assessment process, the Nominating Committee determines which skills should be sought in filling the vacancy and then each current director is asked to suggest names of potential director candidates based on the applicable criteria. As part of the process, the Nominating Committee considers a potential candidate’s ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board. Once the potential candidates are identified, the Nominating Committee designates one or more directors to screen each potential candidate for further consideration based on the relevant criteria. Following that screening process, the Nominating Committee (or a subcommittee) conducts in-person or telephone interviews with candidates warranting further consideration. Following those interviews, the Nominating Committee recommends a candidate to the full Board for election, as well as alternative candidates whom the Board may wish to consider. The Nominating Committee will consider stockholders’ recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to LP at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, to the attention of the Chairman of the Nominating Committee. Stockholder-recommended candidates will be evaluated using the same criteria described above.

Stockholder Nominations for Election as Director

LP’s bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder of record entitled to vote for the election of directors. Notice of a stockholder’s intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the nominating committee, and must include the following:

•	The name and address of the stockholder and each proposed nominee;

•	A representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of any arrangements or understandings pursuant to which the nominations are to be made;

•	The signed consent of each proposed nominee to serve as a director if elected; and

•	Such other information regarding each nominee as would be required to be included in LP’s proxy statement if the person had been nominated by the Board of Directors.

The notice must be delivered at least 45 days prior to the first anniversary of the initial mailing date of LP’s proxy materials for the preceding year’s annual meeting. For the 2017 annual meeting, this notice must be received by LP no later than January 27, 2017.

Communications between the Board and Stockholders, Employees, or Other Interested Parties

LP will promptly forward to the Chairman of the Board any letter or other written communication sent to the Board or any individual director or group of directors, as long as the communication is delivered by certified mail or courier service addressed to LP’s Corporate Secretary at its corporate offices: Louisiana-Pacific Corporation, 414 Union Street, Suite 2000, Nashville, Tennessee 37219, and contains the name and address of the sender. If the communication is addressed to an individual director, it will first be sent to that individual for a determination as to whether it relates to a personal matter rather than an LP or an LP Board matter. The Chairman of the Board, in his or her sole discretion, will determine how to handle each communication, including forwarding it for consideration by the full Board, the non-management directors or independent directors only, a Board committee, or an individual director.

ITEM 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has appointed Deloitte & Touche LLP as LP’s outside independent auditor to, among other services, audit its consolidated financial statements for 2016. Although LP is not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance practice to submit the appointment for ratification by LP’s stockholders. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible basis for the negative vote and will reconsider the appointment in light of the results of its investigation.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, may make a statement.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has pre-approved all audit services provided by LP’s independent auditor, Deloitte & Touche LLP, for the years ended December 31, 2014 and 2015. The Audit Committee also pre-approved all audit-related and permissible non-audit services provided by Deloitte & Touche LLP during 2014 and 2015 and concluded that the provision of those services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year. Each pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor must provide a statement that such service is consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at its next scheduled meeting. Unless specified otherwise by the Audit Committee, the Chairman of the Audit Committee has been delegated pre-approval authority under the pre-approval policy.

The aggregate fees, including expenses, billed to LP for the years ended December 31, 2014 and 2015 by LP’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, were as follows:

	2015	2014
Audit Fees	2,090,000	$2,643,000
Audit-Related Fees	60,571	96,500

Total Audit and Audit-Related Fees	2,150,571	2,739,500
Tax Fees	69,785	45,335
All Other Fees	1,500	1,500

Total Fees	2,221,856	$2,786,335

Audit Fees.  Includes fees for audit services involving the audit of LP’s consolidated financial statements, review of interim quarterly statements, the audit of LP’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, any other procedures required to be performed by LP’s independent auditor in order to render its opinion on LP’s consolidated financial statements, and services in connection with statutory audits and financial audits for certain of LP’s subsidiaries.

Audit-Related Fees.  Includes any fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services pertaining to potential business acquisitions or dispositions, due diligence procedures related to debt or equity offerings, accounting consultations related to accounting, financial reporting, or disclosure matters not classified as audit services, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities not classified as audit services, financial audits of employee benefit plans, and assistance with internal control reporting requirements. Audit-related fees for 2015 primarily included fees for audits of employee benefit plans, review of reports issued in connection with lender and regulatory requirements agreed upon procedures. Audit-related fees for 2014 primarily include fees for audits of employee benefit plans, review of reports issued in connection with lender and regulatory requirements and due diligence procedures.

Tax Fees.  Includes any fees for tax services, including tax compliance and planning services. Tax fees for 2015 primarily include fees for consultation on value added tax, and other tax returns in various non-US tax jurisdictions and preparation of tax form 990 related to certain of LP’s health and welfare plans. Tax fees for 2014 primarily include fees for consultation on value added tax, and other tax returns in various non-U.S. tax jurisdictions and preparation of tax form 990 related to certain of LP’s health and welfare plans.

All Other Fees.  Amounts represent fees for a license to use a financial accounting technical research database.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as LP’s independent auditor for 2016 (Item 2 on the proxy card).

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Board of Directors recognizes the interest of stockholders in executive compensation matters. As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are providing our stockholders an opportunity to approve, on an advisory basis, the compensation of our named executive officers, as described in this proxy statement. Although the vote is non-binding, we value continued and constructive feedback from our stockholders on compensation and other important matters. In 2015, stockholders approved the compensation policies by a favorable vote of 92%. LP management continued its discussions on the compensation policies and practices with a number of stockholders, whose opinions are taken into consideration when setting actual pay practices.

As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our compensation packages provide competitive compensation that enables us to attract, retain and motivate a high-performance executive management team, link individual performance to corporate financial performance, and align the interests of management and stockholders by promoting ownership of LP Common Stock. For more details on our compensation philosophy, please read the CD&A relating to our executive compensation programs, including specific information about compensation of our named executive officers for 2015.

On behalf of the stockholders, the Compensation Committee continually reviews current market practices and data, and our compensation programs and ancillary policies, in addition to actual executive compensation. The Compensation Committee seeks to achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests. As a result of the Compensation Committee’s review in 2015, the Compensation Committee took several important actions and maintained existing practices that represent strong corporate governance:

•	Paid no award from the Annual Cash Incentive Award Plan because the minimum financial threshold of $123M adjusted EBITDA was not met, despite strong one-year and five-year Total Shareholder Return.

•	Changed long-term incentive mix to include performance shares.

•	Eliminated executive goals that were redundant in the performance goals and short-term incentive corporate metric.

•	Provided CEO with a notice of termination of his change of control agreement with the intent to replace it with an updated change of control agreement without a tax gross-up provision.

•	Provided no Supplemental Employee Retirement Plan (SERP) benefits to newly appointed NEOs, consistent with our benchmarking evaluation.

•	Established clear and objective financial goals for Annual Cash Incentive Award Plan.

•

Maintained compensation packages, with the assistance of our independent compensation consultant, so that each executive officer is within a competitive range of the median market value (50th percentile) of total compensation for executives in comparable positions.

•

Placed a strong emphasis on variable compensation. Our short-term incentive program is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics and other individual performance goals approved by the Committee.

•	Paid limited perquisite allowance to our CEO and other NEOs.

The above-referenced disclosures appear under the heading “Compensation of Executive Officers” in this proxy statement.

We believe that proper administration of our executive compensation programs will result in attracting and retaining a management team motivated to lead our company to improved fundamental financial performance furthering the long-term interests of LP and its stockholders. For these reasons, we recommend that stockholders vote “For” the following resolution and approve, on an advisory basis, the named executive officer compensation:

“Resolved, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the total votes cast on Item 3 at the annual meeting. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote. As this vote is an advisory vote, the outcome is not binding with respect to future executive compensation decisions, including those relating to our named executive officers. Our Compensation Committee and Board of Directors will, however, take the outcome of the vote into account in making future executive compensation decisions, as they have done in prior years. We are currently conducting this advisory vote, commonly known as a “say-on- pay” vote, every year, and expect to hold the next say-on-pay vote in connection with our 2017 Annual Meeting of Stockholders.

OTHER BUSINESS

At the time this proxy statement was printed, management knew of no matters to be presented at the annual meeting other than the items of business listed in the Notice of Annual Meeting of Stockholders. If any matters other than the listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting on such matters in accordance with their judgment.

FINANCE AND AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit Committee and its individual members have met with management and LP’s independent auditor, Deloitte & Touche LLP, to review LP’s accounting functions and the audit process and to review and discuss LP’s audited consolidated financial statements for the year ended December 31, 2015. The Audit Committee discussed and reviewed with its outside auditing firm all matters that the firm was required to communicate and discuss with the Audit Committee under applicable auditing standards and all other legal, regulatory and corporate governance standards, including those described in Statement on Auditing Standards No. 16, as amended, regarding communications with audit committees. Deloitte & Touche LLP has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche LLP the firm’s independence.

Based on its review and discussions with management and LP’s outside auditor, the Audit Committee recommended to the Board of Directors that LP’s audited consolidated financial statements for the year ended December 31, 2015, be included in LP’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Kurt M. Landgraf, Chairman

E. Gary Cook

Colin D. Watson

John W. Weaver

HOLDERS OF COMMON STOCK

Five Percent Beneficial Owners

The following table provides information concerning the beneficial ownership of Common Stock by the persons known to LP to beneficially own 5% or more of the outstanding Common Stock as of February 15, 2016.

Name and Address	Common Stock Beneficially Owned	Approximate Percent of Class
TIAA-CREF Investment Management LLC/Teachers Advisors, Inc.	14,903,816	10.43%
730 Third Avenue, New York, NY 10017-3206

BlackRock, Inc.	13,770,451	9.60%
55 East 52nd Street, New York, NY 10022

T. Rowe Price Associates, Inc.	13,068,434	9.10%
100 E. Pratt Street, Baltimore, Maryland 21202

Wellington Management Group LLP	12,487,504	8.74%
280 Congress Street Boston, MA 02210

The Vanguard Group, Inc.	9,700,567	7.00%
100 Vanguard Blvd., Malvern, PA 19355

Dimensional Fund Advisors L.P.	8,324,130	5.83%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

Manulife Asset Management LLC	7,675,347	5.37%
197 Clarendon Street, Boston, MA 02116

Directors and Named Executive Officers

The following table summarizes the beneficial ownership of Common Stock of LP’s directors, nominees for director, and named executive officers (“NEOs”) included in the Summary Compensation Table below:

Name	Common Stock Beneficially Owned As of March 1, 2016(1)	Approximate Percent of Class
Sallie B. Bailey (2)(3)(4)	285,257	0.2%
E. Gary Cook(2)	80,163	0.06%
Tracy A. Embree	—	—%
Daniel K. Frierson(2)	40,334	0.03%
Lizanne C. Gottung(2)	66,687	0.05%
Kurt M. Landgraf(2)	41,693	0.03%
Brian E. Luoma(2)(3)(4)	249,071	0.17%
Dustan E. McCoy (2)	82,013	0.06%
Michael J. Sims(2)(4)	89,295	0.06%
Curtis M. Stevens(2)(4)	1,241,624	0.87%

Name	Common Stock Beneficially Owned As of March 1, 2016(1)	Approximate Percent of Class
W. Bradley Southern(2)(4)	273,225	0.19%
Colin D. Watson(2)(4)	19,245	0.01%
John W. Weaver(2)	51,223	0.04%
All directors and executive officers as a group	2,519,830	1.76%

(1)	Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2)	Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 1, 2016, as follows: Ms. Bailey, 190,709; Mr. Cook, 44,249 shares; Mr. Frierson, 42,704 shares; Ms. Gottung, 44,473 shares; Mr. Landgraf, 7,213 shares; Mr. Luoma, 163,745 shares; Mr. McCoy, 44,390 shares; Mr. Sims, 61,058 shares; Mr. Southern, 184,815 shares; Mr. Stevens, 882,206 shares; Mr. Watson, 7,376 shares; Mr. Weaver, 25,644 shares; and all current directors and named executive officers as a group, 1,298,582 shares.

(3)	Includes shares held by the LP Salaried 401(k) and Profit Sharing Plan and beneficially owned as follows: Ms. Bailey 892 shares and Mr. Luoma 10,172 shares.

(4)	Includes restricted stock awards issued under the 2013 Omnibus Stock Award Plan and LP’s 1997 Incentive Stock Award Plan, as to which the following executive officers have the power to vote: Ms. Bailey, 50,229 shares; Mr. Luoma, 38,287 shares; Mr. Sims, 26,147 shares; Mr. Southern, 39,199 shares; and Mr. Stevens, 49,254 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC and the NYSE by LP’s officers, directors, and certain other “reporting persons.” Based solely upon a review of copies of Forms 3, 4, and 5 (and amendments thereto) filed by LP’s reporting persons and written representations by such persons, to LP’s knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC’s rules governing proxy statement disclosures.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee (the “Committee”) has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant, Frederic W. Cook, to advise the Committee regarding market and general compensation trends.

The Committee has affirmed the independence of its consultant through a review of the firm’s independence policy and other relevant matters, and is not aware of any conflict of interest that would prevent the consultant from providing independent advice to the Committee regarding executive compensation matters. The consultant is responsible solely to the Committee and undertook no work with the management of the company without approval from the committee chair. The consultant is not the beneficial owner of any shares of Louisiana-Pacific Corporation common stock, and fees payable by Louisiana-Pacific to Frederic W. Cook during 2015 were less than 1% of the firm’s gross revenues.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2015.

Respectfully submitted,

Colin D. Watson, Chairman

E. Gary Cook

Lizanne C. Gottung

Kurt M. Landgraf

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our policies and decisions regarding the compensation of our named executive officers (NEOs) for 2015, and certain actions taken concerning their compensation in 2016. Our NEOs in 2015 were:

Curtis M. Stevens	Chief Executive Officer
Sallie B. Bailey	Executive Vice President and Chief Financial Officer
W. Bradley Southern	Executive Vice President and General Manager, Oriented Strand Board (OSB)
Brian E. Luoma	Executive Vice President and General Manager, Siding
Michael J. Sims	Sr. Vice President, Sales and Marketing

Though we continue to see modest improvement in U.S. housing starts, the market is far from normalized based on historic levels. Changes to our executive compensation addressed these short-term economic conditions and at the same time furthered our key strategic goals and objectives to support long-term value creation.

2015 Compensation and Performance Highlights

Committee Assessment of 2015 Performance

In evaluating the compensation of NEOs, the Committee noted operational achievements including:

•

Positive Total Shareholder Return (TSR): one-year TSR of nearly 9 percent compared to same period S&P 500 TSR of 1 percent. Further, as demonstrated in the Company’s Form 10-K Annual Report for 2015 on page 18, over the past five years, the Company exceeded the 5-Year Cumulative Total Return of the S&P 500 Index.

•	Recorded record earnings in the Siding business.

•	Successfully converted Swan Valley Manitoba mill production from OSB to Siding.

•	Ended 2015 with a strong balance sheet.

•	South American business exceeded financial expectations and secured environmental permitting for third Chilean OSB operation.

•	OSB segment exceeded the Value Added growth target by ten percent.

•	Launched Growth and Innovation strategy to diversify product portfolio and reduce dependence on single family new construction.

•	Recognized by the APA- The Engineered Wood Association, as the safest company for the second year in a row.

Key Executive Compensation Decisions in 2015

Despite the strong performance achievements noted above, the Committee determined that the 2015 cash incentive plan threshold of adjusted EBITDA of $123 million was not met. Having not met the minimum threshold, no award was paid under the Annual Cash Incentive Award plan.

Further, as part of its ongoing review of our executive compensation program in comparison to developing trends, the Committee took several important actions and maintained existing strong corporate governance in 2015. These included:

•

Established an objective financial goal, adjusted EBITDA, for annual Cash Incentive Award metrics as follows: Threshold—$123 million, Target—$170 million and Maximum—$204 million. As noted above, no award was paid.

•

Changed our long term incentive mix to include performance shares to further align our senior leaders with the financial interests of our stockholders and to achieve the long-term strategic objectives of the Company.

•	Eliminated short term incentive goals that were redundant in the performance goals and short-term incentive corporate metric.

•	Provided CEO with a notice of termination of his change of control agreement with the intent to replace it with an updated change of control agreement without a tax gross-up provision.

•	Provided no Supplemental Employee Retirement Plan (SERP) benefits to newly appointed NEOs, consistent with our benchmarking evaluation.

•

Maintained compensation packages with the assistance of our independent compensation consultant so that each executive officer is within a competitive range of the median market value (50th percentile) of total compensation for executives in comparable positions.

•

Placed a strong emphasis on variable compensation. Our short-term incentive program is designed so that the payout opportunity is directly linked to the achievement of pre-determined financial performance metrics and other individual performance goals approved by the Committee.

•	Paid limited perquisite allowance to our CEO and other NEOs.

•	Aligned annual incentive compensation plans between our executives and other employees to ensure unified effort toward the achievement of our goals and objectives.

Additional details regarding the Committee’s actions are described throughout the Compensation Discussion and Analysis section.

Compensation Philosophy and Objectives

We believe that effective executive compensation programs are critical to LP’s long-term success to attract and retain high caliber executives. LP’s executive compensation philosophy is to provide a competitive total compensation package that aligns the interests of management with those of stockholders.

In accordance with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following objectives:

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals.

•	Retention. Attract and retain executives whose abilities are considered essential to our long-term success and competitiveness.

•

Focus on Long-Term Success and Stockholder Alignment.  Reward executives for long-term strategic management and enhancement of stockholder value. Align the long-term financial interests of our executives with those of stockholders.

•	Reduction of Risk. Discourage executives from excessive risk-taking that could have a significant negative effect on the Company.

Elements of Executive Compensation Program

For 2015, there were no new elements of compensation provided to the NEOs. The following table outlines the objectives and purposes of each element of the Company’s executive compensation program:

Element	Objectives	Purpose	Target Competitive Position
Base salary	Attract and retain quality talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	Median of competitive market Actual base salary will vary based on the individuals performance and experience in the position

Annual cash incentive	Pay-for-performance	Motivate and reward achievement of annual performance goals through corporate key financial goals and other corporate financial and strategic performance goals	Median of competitive market Actual payout will vary based on actual corporate and business unit or individual performance

Long-term equity incentive	Provide stockholder alignment, focus on long-term success Pay-for-performance Retention Facilitate stock ownership by employees	Provide an incentive to preserve and enhance stockholder value and to achieve our long-term objectives, through awards of performance shares, restricted stock or restricted stock units, and stock-settled stock appreciation rights (SSARs)	Median of competitive market Actual payout will vary based on actual stock performance

Retirement benefits	Attract and retain quality talent	Provide retirement plan benefits through pension plans, 401(k) plan, SERP (grandfathered for select executives) and other defined contribution plans consistent with market practice	Benefits comparable to those of competitive market

Post-termination compensation (severance and change of control)	Attract and retain quality talent	Facilitate attraction and retention of executives critical to our long-term success and competitiveness consistent with market practice	Subject to review and approval by the Committee to align with market practice

Review of Peer Group and Survey Data for Comparison Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compares our programs both to companies from the Forest Products and Building Products industry classifications, as well as to a broader group of general industry companies. We believe that our current peer group companies reflect similarities in channels, business cycles, and manufacturing expertise, thus providing appropriate benchmark data. The peer group contains the following companies:

• American Woodmark	• Masco
• A. O. Smith	• Nortek
• Armstrong World Industries	• Owens Corning
• Boise Cascade	• Ply Gem Holdings
• Builders FirstSource	• Quanex Building Products
• Fortune Brands Home & Security	• Simpson Manufacturing Company
• Gibraltar Industries	• Universal Forest Products
• Griffon	• USG
• Lennox International

The peer group was developed in consultation with the Committee’s independent consultant, Frederic W. Cook, without consideration of individual company compensation practices, and no company has been included or excluded from our peer group because they are known to pay above-average or below-average compensation. The Committee, in conjunction with its consultant, will continue to periodically review the peer group, and revise as appropriate to ensure that it continues to represent similar U.S. organizations with which we compete for executive talent.

Frederic W. Cook also reviews two confidential, third-party surveys in order to benchmark LP’s executive compensation. Both surveys were “general industry” surveys, from which aggregate results were compiled using the appropriate revenue bands. Data was then interpolated to LP’s revenue of approximately $1.9 billion. A similar methodology was used for LP’s business unit executives using size-appropriate revenue bands and LP business unit revenues. The survey participants were not considered on an individual basis and the names were not disclosed to the Committee. Additional information on each survey is below:

•	The first survey consisted of approximately 400 participants; data was collected from two revenue bands: $1 billion-$2.5 billion and $2.5-$5 billion.

•	The second survey consisted of approximately 465 participants; data was collected from two revenue bands: less than $1 billion and $1-$3 billion.

In 2015 the Committee based their decisions on an equal weighting of the peer group and survey data. The committee compared each executive’s base salary, total cash compensation opportunities (salary and target cash incentive award ), and total direct compensation opportunities (salary, target cash incentive award, and equity-based awards) for 2015 against projections for 2015 of equivalent items for similar categories of officers from the peer group and survey data. The Committee believes that use of blended benchmark data improves the quality of comparison because it may be difficult to identify an appropriate match for some officer positions within the peer group alone. In addition, the blended data reflects the broader industries with which LP competes for management talent.

Total Direct Compensation

In setting 2015 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on total direct compensation. The Committee considers annual cash and long-term equity incentive compensation both separately and as a package to help ensure that our executive compensation objectives are met.

Consistent with this approach, the Committee established 2015 total direct compensation targets for the NEOs. The Committee evaluates both market data provided by Frederic W. Cook and information on the performance of each executive officer for the prior year. To remain competitive in the marketplace for executive talent, incentive target levels for each executive officer, including our CEO, are compared to the median of the benchmark data described above. The total direct compensation targets for 2015 for our NEOs are listed below.

Name	Position	2015 Total Direct Compensation Target
Curtis M. Stevens	Chief Executive Officer	$4,480,000
Sallie B. Bailey	Executive Vice President, Chief Financial Officer	$1,482,000
W. Bradley Southern	Executive Vice President, OSB	$1,002,250
Brian E. Luoma	Executive Vice President, Siding	$920,000
Michael J. Sims	Sr. Vice President, Sales and Marketing	$721,000

As shown in the Summary Compensation Table, performance-based compensation (annual cash incentive, SSARs and performance shares) constituted a significant portion of NEO total direct compensation targets. Similarly, a large percentage of total direct compensation targets was in the form of equity.

Annual Cash Compensation

In order to attract and retain high caliber executives, we provide an annual cash opportunity that the Committee considers to be competitive in the marketplace. The cash compensation is comprised of base salary and an annual cash incentive opportunity.

Base Salary.  Individual salaries for executive officers are reviewed annually, and salary adjustments are generally effective on March 1 of each year. In determining individual salaries, the Committee typically considers the benchmark data provided by its independent consultant, the NEO’s performance, and experience in the position.

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the competitive median of our benchmark companies and survey data. NEOs may be paid above or below the median depending on their experience, performance, and other relevant considerations. The base salaries paid to our NEOs in 2015 can be found in the Summary Compensation Table.

At its February 5, 2015 meeting, based on the Committee’s compensation philosophy and Frederic W. Cook’s competitive compensation analysis, the Committee approved base salary increases for the named executive officers. Mr. Stevens’ salary was increased by 4.7% and Ms. Bailey’s salary was increased by 4.6% to bring them closer to the total direct compensation median. Mr. Southern’s salary was increased by 15.9%, Mr. Luoma’s salary was increased by 16.1%, and Mr. Sims’ salary was increased by 12.3%. Messrs. Southern, Luoma and Sims each received a higher than normal increase in recognition of their new executive responsibilities associated with the retirements of Messrs. Wagner and Olszewski. Their base salary increase brings them closer to the total direct compensation median for their new roles.

Annual Cash Incentives.  Consistent with our performance-based compensation philosophy, our executive compensation program includes an annual cash incentive program based on a 60/40 split between corporate and individual goals. This program is structured to motivate and reward executives for their efforts in achieving annual corporate financial metrics and individual performance goals, which align with stockholder interests.

Target Payout Levels.  The target level for these annual incentive payments is a percentage of the executive’s base salary, corresponding with the respective target median. Each NEO is eligible for a payout of between 0%-200% of their short-term incentive target listed below:

2015 Target Payment Amount
Chief Executive Officer	100% of base salary
Chief Financial Officer	70% of base salary
EVP OSB	65% of base salary
EVP Siding	60% of base salary
Sr. VP Sales and Marketing	55% of base salary

Over the last five years, the NEOs received awards in two years under the annual cash incentive award plan, which is an average of 69% of corporate target.

Achievement of Performance Goals for 2015

Corporate key financial goal.  In 2015, LP’s annual cash incentive plan metric was adjusted EBITDA, as defined as LP’s adjusted EBITDA for continuing operations for the year ending December 31, 2015, as reported on LP’s Form 10-K.

The 2015 Annual Cash Incentive Plan payment metrics included an adjusted EBITDA threshold of $123 million, a target of $170 million, and a maximum payment achieved at $204 million. No amounts would be payable under the plan unless the minimum threshold was achieved.

Individual performance goals.  The Committee establishes individual performance goals under the cash incentive plan based on reasonable objectives for the business unit or staff functions for which they have responsibility. Following the end of the year, performance is assessed to determine each NEO’s goal achievement. Our Chief Executive Officer makes a recommendation (for NEOs other than himself), which the Committee considers to determine a payout percentage for the executive. The Committee has the authority, in its sole discretion, to reduce or eliminate the payout of annual cash incentives, despite its determination that performance was at or above the threshold level, if it finds that paying the awards is not in the best interests of the Company.

The individual performance goals established for our Chief Executive Officer for 2015 were as follows:

1.	Meet or Exceed Company Safety, Compliance and LSS Targets

2.	Improve Cash Conversion Cycle

3.	Drive Growth & Innovation Effort

4.	Complete Planning for Third Chilean Operation

5.	Successful Conversion of Swan Valley OSB Mill to Siding Operation

6.	Lead Executive and Sr. Leadership Succession Planning Efforts

The individual performance goals established for our Chief Financial Officer for 2015 were as follows:

1.	Meet or Exceed the Company Safety, Compliance and LSS targets

2.	Improve Cash Conversion Cycle

3.	Financial Metric Improvement Percent of Accounts Receivable Current

4.	Drive Growth & Innovation Effort

5.	Define and Execute SAP Enhancement Strategy

6.	Drive Successful Corporate Wide SAP Training Initiative

Performance goals for the other NEOs include achievement of financial metrics, safety, quality and compliance targets, as well as other business-specific objectives.

Payouts for 2015.  Due to continued weak OSB pricing the adjusted EBITDA threshold was not met. Despite a better than market TSR and strong performance by management, no payments were made under the Annual Cash Incentive Plan. Additional information regarding financial results for the year ended December 31, 2015 is set forth in LP’s Form 10-K for the year ended December 31, 2015.

The following table summarizes the payout opportunities for our NEOs and the actual incentive payouts, paid in 2016, reflecting performance in 2015:

	Annual Incentive Target		Annual Incentive Maximum		2015 Annual Actual Incentive Payout
	% of Base Salary	Amount	% of Target	Amount	% of Target	Amount
Curtis M. Stevens	100%	$890,000	200%	$1,780,000	0%	$0
Sallie B. Bailey	70%	$322,000	200%	$644,000	0%	$0
W. Bradley Southern	65%	$237,250	200%	$474,500	0%	$0
Brian E. Luoma	60%	$195,000	200%	$390,000	0%	$0
Michael J. Sims	55%	$176,000	200%	$352,000	0%	$0

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to NEOs as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our senior leaders with the financial interests of our stockholders, focusing on long-term success, supporting pay for performance, and offering competitive compensation packages.

The Committee (in its capacity as the subcommittee for purposes of complying with Section 162(m) of the Internal Revenue Code and short-swing profit liability laws) determined that awards to NEOs under the Stock Award Plan will be thirty percent restricted stock, fifty percent stock appreciation rights, and twenty percent performance shares, based on the relative grant date fair values of the awards.

Our largest business segment is OSB. OSB products are typically subject to commodity pricing pressures, which have a major influence on our stock price. As a result, SSARs may have little or no economic value for substantial periods of time when market prices drop below the exercise price of the awards, while restricted stock will retain some of its value thereby serving as a significant executive retention tool through the business cycle. Performance shares in the equity mix provide enhanced alignment with stockholder interests.

The 2015 performance share plan design contained the following elements:

1.	Two equally weighted performance metrics

•	Year-over-year LP SmartSide revenue growth (50%)

•	Year-over-year LP revenue growth—relative to peer group (50%)

2.	3-year vesting period for all grants.

3.	3-year total shareholder return (TSR) modifier relative to peer group at vesting date

•	TSR in bottom quartile—20% reduction in grant

•	TSR between 25% & 75%—no modification

•	TSR in top quartile—20% increase in grant

•	TSR modifier cannot cause total award to exceed 200%

For 2015, no performance shares were awarded because the LP SmartSide revenue growth threshold metric of 6% was not achieved, and due to depressed OSB pricing, the Company’s revenue growth was in the bottom quartile relative to peers.

For grant purposes, the Committee’s primary consideration is the market median for competitive positions, but other factors may impact awards such as: the Black-Scholes pricing model, the total number of shares available for grant, and the burn rate (defined as number of shares granted on an annual basis). The Committee periodically reviews the valuation method used to calculate the value of equity-based awards. For several years, including 2015, the Committee has relied on the Black-Scholes valuation method for SSARs.

Retirement & Other Benefits

LP’s qualified retirement plans are designed to provide retirement benefits at a competitive level compared to the benchmark data and the general manufacturing industry. All full-time salaried and hourly U.S. employees participate in LP’s 401(k) and Profit Sharing Plan. The Company’s Retirement Account Plan, a defined Benefit Plan, was frozen effective January 1, 2010. U.S. employees hired prior to this date remain participants in the plan, but the plan is frozen and no further credits will be earned by the participants.

Employees in the top two levels of LP’s management, including executive officers, participate in LP’s Executive Deferred Compensation Plan. Under the plan, participants may defer the receipt of up to 90% of base salary and annual bonuses for income tax purposes, and receive 5 percent of their contributions matched. In addition, the plan enables executives and other highly-compensated employees to obtain benefits comparable to those available under the 401(k) plan without being subject to the limits imposed by the Internal Revenue Code on tax-qualified plans.

LP maintains a Supplemental Executive Retirement Plan “SERP” that provides retirement pension benefits to select, grandfathered NEOs. The SERP benefits generally do not vest until an officer has been a participant for five years, and are reduced by the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan, as well as a portion of a participant’s Social Security benefits.

Additional information about LP’s retirement plans is provided in the Summary Compensation Table, the Pension Benefits Table, and the Nonqualified Deferred Compensation Table. The Committee believes that the retirement benefit plans described above are important parts of our compensation program, and will continue to review them periodically to ensure competitiveness.

Other Compensation

We provide our NEOs with limited perquisites, consisting of retirement and life insurance benefits, and personal estate and financial planning services provided by independent providers. These benefits are discussed in more detail in note 5 to the Summary Compensation Table.

Executive Change of Control Employment Agreements

Change of Control Employment Agreements with our executive officers provide for the payment of severance compensation and other benefits if the officer’s employment is terminated for specified reasons within three years following the occurrence of a change of control of LP. Such reasons include (a) termination by LP other than for cause and (b) termination by the officer because, among other things, his/her assigned duties, position, or authority are diminished in a material way, his/her compensation is substantially reduced, he/she is required to move his/her workplace more than 50 miles, or he/she has substantially increased travel requirements. Key severance benefits under the agreements include:

•	A cash payment in an amount equal to three times the sum of the officer’s annual base salary and the officer’s target bonus amount;

•	Enhanced benefits under LP’s retirement plans; and

•	Vesting of equity awards.

The Change of Control Employment Agreement in place for Mr. Stevens includes a “modified” excise tax gross-up, under which severance benefits can be reduced up to 10% to avoid any excise tax under Section 280G of the Internal Revenue Code “280G”. If a larger reduction would be required to come within the 280G safe harbor, the agreements provide for LP to reimburse the employee in full for all 280G excise taxes and related income taxes imposed on the severance payments.

In 2010 the Committee agreed with management’s recommendation to remove the excise tax gross-up provision from any new change of control employment agreements. In 2015, based on stockholder input and benchmark data, the Committee eliminated any further gross-ups in change in control agreements. As a result, the Committee provided the CEO with the required two year notice of termination of his Change of Control Employment Agreement, at which time the new change in control agreement will be in place.

The Committee believes these agreements are important to encourage our NEOs to continue to work in the best interests of LP and its stockholders in a potential change of control situation, and to evaluate any possible transactions with the maximum degree of independence and objectivity. The terms of the agreements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control”.

Executive Compensation for 2016

Base Salary:  In its review of executive compensation with the independent compensation consultant, and in light of the peer group and general industry analysis, the Committee approved the following base salaries for 2016.

Name	2016 Base Salary
Curtis M. Stevens	$930,000
Sallie B. Bailey	$475,000
W. Bradley Southern	$384,000
Brian E. Luoma	$342,000
Michael J. Sims	$336,000

Annual Cash Incentive Award Plan.

The Committee approved the 2016 Annual Cash Incentive Plan, which will continue to be based 60% on corporate financial performance and 40% on the attainment of specific performance goals. In February 2016, the Committee approved the corporate performance metrics and NEO performance objectives for the 2016 annual cash incentives, payable in 2017.

Based on the competitive compensation analysis provided by Frederic W. Cook, the following are the NEO incentive target levels for 2016:

	Target Amount (% of base salary)	Threshold Payment (40% of Target)	Target Payment	Maximum Payment (200% of Target)
Curtis M. Stevens	100%	$372,000	$930,000	$1,860,000
Sallie B. Bailey	70%	$133,000	$332,500	$665,000
W. Bradley Southern	65%	$99,840	$249,600	$499,200
Brian E. Luoma	60%	$82,080	$205,200	$410,400
Michael J. Sims	60%	$80,640	$201,600	$403,200

Long-Term Incentive Plan.

The Committee awards long-term equity incentive grants to NEOs as part of their overall compensation package. These awards are consistent with the Committee’s objectives of aligning our executives with the financial interests of our stockholders, focusing on our long-term success, supporting our performance-oriented environment, and offering competitive compensation packages. The long-term incentive plan equity mix will remain the same in 2016. Performance share metrics will be based on year-over-year revenue growth and LP SmartSide growth, with threshold, target and maximum metrics as approved by the Committee, and a relative total shareholder return modifier at the end of the three-year performance period.

2016 long-term incentive equity plan award values are listed below.

	2016 Annual Equity Award Values	Special Retention Equity Award
Curtis M. Stevens	$2,700,000	$—
Sallie B. Bailey	$700,000	$200,000
W. Bradley Southern	$400,000	$300,000
Brian E. Luoma	$400,000	$300,000
Michael J. Sims	$300,000	$200,000

With the exception of the CEO, Mr. Stevens, NEOs received a special retention equity grant to maintain executive leadership continuity during this critical time in the evolution of our Growth & Innovation strategy and succession planning. This special retention equity grant was in the form of restricted stock units which have a three year cliff-vesting requirement.

Additional Policies and Guidelines Affecting Executive Compensation

Use of Independent Compensation Consultant.  The Committee engaged Frederic W. Cook as its independent consultant to assist it in determining the appropriate executive officer compensation in 2015 pursuant to our compensation policies described above. Frederic W. Cook had no other business relationship with LP and received no payments from us other than fees for services to the Committee and the Nominating Committee. See “Corporate Governance-Compensation Committee” for additional information about the use of compensation consultants.

Timing of Long-Term Equity Grants.  Our policies and the 2013 Omnibus Stock Award Plan (“the Stock Award Plan”) require options and SSARs to be granted with an exercise price equal to the closing price of our Common Stock on the date of grant. Additionally, restricted stock awards and performance awards are required to be granted with a price equal to the closing price of our stock on the day of the award. The Committee’s practice is to make equity awards at its first committee meeting in a given year (generally in the last week of January or the first week of February). Committee meeting dates are set by the Committee at least one year in advance.

The Committee administers the Stock Award Plan, approved by the stockholders on May 3, 2013. Special stock grants and recruiting and retention grants have been made under the Stock Award Plan. Annual grants are made each year at a meeting of the Committee, as described above.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive based. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the authority to direct LP to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the Chief Executive Officer and the Chief Financial Officer reimburse LP for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct. The Committee intends to update its policies following the issuance of rules by the SEC to implement applicable provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our executive officers.

Executive officers are expected to own shares of our Common Stock in an amount equivalent to a multiple of their annual base salary. The target amount is a number of shares equal in value to the following multiples of each officer’s annual base salary: for the Chief Executive officer, five times; for the Chief Financial Officer, and other Executive Vice Presidents, three times; and for Senior Vice Presidents, two times. These are measured annually at the first regularly scheduled Compensation Committee meeting of the calendar year.

The guidelines provide that no shares of Common Stock may be sold by the executive officer until guidelines are achieved, except for shares withheld to cover taxes upon a vesting event. Further, until an executive officer meets the threshold ownership requirement at least 40% of the after-tax proceeds received upon the exercise of stock options and SSARs must be held in the form of Common Stock and may not be sold.

Restricted shares and restricted stock units granted under the Stock Award Plan that have not yet vested count toward the ownership guidelines, but performance shares where the initial metric has yet to be met and shares subject to outstanding stock options and SSARs do not. As of the record date, with the exception of Mr. Sims, who became an NEOs in 2015, all NEOs have met their ownership guidelines.

Insider Trading.  Our Insider Trading policy mandates that insiders, including executive officers, review transactions involving our securities with our Chief Financial Officer or legal department prior to entering into the transactions and prohibits a covered officer from pledging or engaging in transactions for the purpose of hedging the economic risk of his or her current or future ownership of shares.

Tax Deduction for Executive Compensation.  The Federal income tax laws generally limit the deductibility of compensation paid to the chief executive officer and each of the three highest-paid executives (other than the chief financial officer) to $1,000,000 per year. An exception to this general rule exists for performance-based compensation that meets certain regulatory requirements. Several types of executive compensation, including option and SSAR awards to executive officers, are designed to meet the requirements for deductibility. Other classes of executive compensation, including the restricted stock grants described above, may be subject to the $1,000,000 deductibility limit.

Although tax deductibility of compensation is preferred, deductibility is not a primary objective of our compensation programs. In the Committee’s view, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Risk Assessment of Executive Pay Policies and Practices

The Committee conducted a review of LP’s pay practices in 2015 to determine if there were any policies and practices that would be reasonably likely to have a material adverse effect on the Company. The review included non-executive and executive pay policies and practices. The non-executive pay practices were reviewed by LP’s Risk Council and reviewed by the Committee. In addition, the Committee reviewed executive pay policies and practices. The Committee’s independent consultant participated in that review and discussion. The Committee found no policies or practices that were reasonably likely to have a material adverse effect on LP and that the design of our programs encourages the achievement of both our short-term and long-term operational and financial goals.

Compensation of Named Executive Officers

Summary Compensation Table

The table below summarizes the various elements of compensation paid to or earned by each of the named executive officers listed in the table for the three years ended December 31, 2015. Cash incentive awards paid under LP’s Amended and Restated Annual Cash Incentive Award Plan (the “Cash Incentive Plan”) are included in the “Non-Equity Incentive Plan Compensation” column, which covers non-equity awards that require the satisfaction of pre-established performance goals.

Nameand Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Curtis M. Stevens	2015	$882,307		$1,511,613	$1,349,263	$—	$(522,651)	$43,529	$3,264,061
Chief Executive Officer	2014	$830,769		$891,005	$1,808,677	$—	$3,148,460	$37,844	$6,716,755
	2013	$730,769		$660,003	$1,339,965	$1,212,000	$1,034,391	$65,987	$5,043,115
Sallie B. Bailey	2015	$456,154		$391,903	$349,811	$—	$180,664	$39,613	$1,418,145
Executive Vice President and Chief Financial Officer	2014	$437,404		$214,493	$435,422	$—	$441,984	$24,052	$1,553,355
	2013	$423,327		$214,510	$435,489	$374,382	$312,590	$48,255	$1,808,553

W. Bradley Southern	2015	$355,385		223,943	199,889	$—	1,385	38,419	$819,021
Executive Vice President, OSB	2014	$312,115		$99,007	$200,963	$—	$(14,237)	$33,546	$631,394
	2013	$296,154		$232,480	$167,498	$243,437	$3,806	$41,533	$984,908
Brian E. Luoma (6)	2015	$316,346		$223,943	$199,889	$—	$487	$38,085	$778,750
Executive Vice President, Siding	2014
	2013
Michael J. Sims (6)	2015	$313,269		$125,967	$112,438	$—	$5,075	$38,002	$594,751
Sr. VP Sales and Marketing	2014
	2013
(1)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to awards of performance shares, restricted stock and incentive shares (restricted stock units) under LP’s 1997 Incentive Stock Award Plan and the subsequent 2013 Omnibus Stock Award Plan . Assumptions used in calculating the fair value are described in Note 15 to LP’s audited financial statements included in its Annual Report on Form 10-K filed with the SEC on February 24, 2016 (the “2015 Form 10-K”), except that assumptions regarding forfeitures are ignored. Additional details regarding the terms of awards under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2015” and “Outstanding Equity Awards at December 31, 2015.”

(2)	The amounts shown reflect the aggregate grant date fair value of the awards with respect to grants of stock-settled stock appreciation rights (“SSARs”) under the Stock Award Plan. Assumptions used in calculating fair value are described in Note 15 to LP’s audited financial statements included in its 2015 Form 10-K, except that assumptions regarding forfeiture are ignored. Additional details regarding the terms of SSARs granted under the Stock Award Plan are described in the tables headed “Grants of Plan-Based Awards for 2015” and “Outstanding Equity Awards at December 31, 2015.”

(3)	The amounts shown reflect the annual cash incentive awards under the Cash Incentive Plan based on performance for the year shown and paid in the first quarter of the following year.

(4)	Amounts shown in this column represent the aggregate increase in the actuarial present value of benefits under LP’s defined benefit retirement plans (the SERP and the Retirement Account Plan), based on the assumptions discussed in the table entitled “Pension Benefits for 2015.”

(5)	Amounts shown in this column for 2015 represent the sum of the amounts attributable to personal benefits and other items of compensation listed in the table below. In addition to the benefits listed below, LP provided medical, vision and dental insurance benefits.

(6)	Mr. Sims and Mr. Luoma became named executive officers in 2015

	Curtis M. Stevens	Sallie B. Bailey	W. Bradley Southern	Brian E. Luoma	Michael J. Sims
Estate Planning Services(a)	$—	$—	$—	$—	$—
Perquisite Allowance(b)	$22,160	$22,160	$22,160	$22,160	$22,160
Life Insurance Premiums(c)	$8,119	$4,203	$3,009	$2,675	$2,591
Employer Contributions to Defined Contribution Plans(d)	$13,250	$13,250	$13,250	$13,250	$13,250
Total	$43,529	$39,613	$38,419	$38,085	$38,001
(a)	Officers may obtain reimbursement for estate planning services once every five years.

(b)	Executive officers receive a perquisite allowance which is used for expenses associated with financial and tax planning consulting services.

(c)	LP pays the annual group term life insurance premiums for coverage provided to each named executive officer in an amount equal to four times his/her annual base salary level.

(d)	In 2015, the employer 401k matching contribution was increased to, up to 5% of compensation. The EDC matching contribution was increased to 5% of contributions. Additional information regarding benefits provided under the EDCP are described in greater detail under “Nonqualified Deferred Compensation for 2015.”

Grants of Plan-Based Awards for 2015

The table below provides information regarding annual cash incentive awards under the Cash Incentive Plan and grants of restricted stock, Performance Shares, and SSARs under the Stock Award Plan to NEOs during 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis M. Stevens	2/5/2015	$340,000	$850,000	$1,428,000
	2/5/2015								153,409	$17.04	$1,349,263
	2/5/2015							47,535			$809,996
	2/5/2015				15,845	31,690	63,380				$701,616
Sallie B. Bailey	2/5/2015	$96,800	$242,000	$406,560
	2/5/2015								39,773	$17.04	$349,811
	2/5/2015							12,324			$210,001
	2/5/2015				4,108	8,216	16,432				$181,902
W. Bradley Southern	2/5/2015	$88,000	$220,000	$369,600
	2/5/2015								22,727	$17.04	$199,889
	2/5/2015							7,042			$119,995
	2/5/2015				2,348	4,695	9,390				$103,947
Brian E. Luoma	2/5/2015	$78,100	$195,250	$328,020
	2/5/2015								22,727	$17.04	$199,889
	2/5/2015							7,042			$119,995
	2/5/2015				2,348	4,695	9,390				$103,947
Michael J. Sims	2/5/2015	$69,300	$173,250	$291,060
	2/5/2015								12,784	17.04	$112,438
	2/5/2015							3,961			$67,495
	2/5/2015				1,320	2,641	5,282				$58,472
(1)	The table shows threshold, target and maximum payouts under awards made in 2015 under the Cash Incentive Plan. The threshold amount represents the amount payable assuming that the Adjusted EBITDA threshold was reached and individual performance goals were achieved at the 100% level. The target amount represents a payout based on achievement of individual performance goals at the 100% level and attainment of the Adjusted EBITDA target, resulting in payment of 100% of the target award for corporate performance. In 2015 the maximum award for executives under the corporate and individual performance portions is 200% of the target award.

(2)	The amounts shown in these columns reflect the threshold, target and maximum payout opportunities of performance shares granted in 2015 under the Stock Award Plan. See “Compensation of Executive Officers—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” for more information regarding the 2015 performance shares.

(3)	Reflects awards of restricted stock and restricted stock units under the Stock Award Plan. The awards will vest in full on the third anniversary of the date of grant. Vesting will accelerate upon a change of control of LP. Prior to vesting, participants have voting rights and receive cash dividends at the same rate as unrestricted shares of Common Stock on the restricted stock. In the event of a stock split or stock dividend, the participant is entitled to receive additional restricted shares.

(4)	Reflects grants of SSARs which vest in three equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant. Vesting will accelerate upon a change of control of LP. Upon exercise, a participant will receive shares of Common Stock with a value equal to the difference between the base price and the market price on the date of exercise multiplied by the number of SSARs exercised.

(5)	The base price is equal to the closing sale price of the Common Stock on the NYSE on the date of grant.

(6)	The amounts shown represent the grant date fair value of the restricted stock, performance shares and SSAR awards. Assumptions used in calculating the grant date fair value of performance share awards and SSARs are described in Note 15 to LP’s audited financial statements included in its 2015 Form 10-K, except that assumptions regarding forfeiture are ignored.

Outstanding Equity Awards at December 31, 2015

The table below provides information regarding stock options, SSARs, restricted stock and incentive shares held by the NEOs at December 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
Curtis M. Stevens						129,000	$2,323,290	331,690	$5,973,737
	42,730	—	$28.68	2/2/2006	2/2/2016
	97,510	—	$22.99	2/1/2007	2/1/2017
	154,654	—	$7.00	2/4/2010	2/4/2020
	100,294	—	$10.30	2/3/2011	2/3/2021
	143,110	—	$8.84	2/2/2012	2/2/2022
	87,222	—	$8.96	5/4/2012	5/4/2022
	76,484	38,242	$20.49	2/7/2013	2/7/2023
	66,778	133,554	$18.09	1/30/2014	1/30/2024
	—	153,409	$17.04	2/5/2015	2/5/2025
Sallie B. Bailey						34,650	$624,047	8,216	$147,970
	20,000	—	$7.87	12/5/2011	12/5/2021
	88,013	—	$8.84	2/2/2012	2/2/2022
	24,858	12,428	$20.49	2/7/2013	2/7/2023
	16,076	32,152	$18.09	1/30/2014	1/30/2024
	—	39,773	$17.04	2/5/2015	2/5/2025
W. Bradley Southern						23,861	$429,737	4,695	$84,557
	8,630	—	$28.68	2/2/2006	2/3/2016
	27,700	—	$22.99	2/1/2007	2/4/2017
	54,560	—	$15.27	1/31/2008	2/5/2018
	29,734	—	$10.30	2/3/2011	2/6/2021
	36,064	—	$8.84	2/2/2012	2/7/2022
	9,561	4,780	$20.49	2/7/2013	2/8/2023
	7,420	14,839	$18.09	1/30/2014	1/30/2024
	—	22,727	$17.04	2/5/2015	2/5/2025
Brian E. Luoma						22,949	$413,311	4,695	$84,557
	8,400	—	$28.68	2/2/2006	2/3/2016
	27,700	—	$22.99	2/1/2007	2/4/2017
	43,013	—	$7.00	2/4/2010	2/4/2020
	26,549	—	$10.30	2/3/2011	2/6/2021
	32,200	—	$8.84	2/2/2012	2/7/2022
	9,561	4,780	$20.49	2/7/2013	2/8/2023
	6,183	12,366	$18.09	1/30/2014	1/30/2024
	—	22,727	$17.04	2/5/2015	2/5/2025
Michael J, Sims						10,827	$194,994	2,641	47,564
	7,990	—	$28.68	2/2/2006	2/3/2016
	26,440	—	$22.99	2/1/2007	2/4/2017
	9,097	—	$8.84	2/2/2012	2/7/2022
	7,372	3,685	$20.49	2/7/2013	2/8/2023
	5,101	10,202	$18.09	1/30/2014	1/30/2024
	—	12,784	$17.04	2/5/2015	2/5/2025
(1)	Reflects grants of SSARs with expiration dates in 2016 and later. SSARs vest in three equal annual installments beginning on the first anniversary of the grant date and have a 10-year term.

(2)	Unvested awards of restricted stock, and incentive shares held by LP’s NEOs at December 31, 2015 vest on the dates shown below:

	2/7/2016	1/30/2017	2/5/2018	Total
Mr. Stevens	32,211	49,254	47,535	129,000
Ms. Bailey	10,469	11,857	12,324	34,650
Mr. Southern	11,346	5,473	7,042	23,861
Mr. Luoma	11,346	4,561	7,042	22,949
Mr. Sims	3,104	3,762	3,961	10,827

(3)	Based on the closing sale price of the Common Stock on the NYSE on December 31, 2015, of $18.01 per share.

(4)	Represents the number of performance shares outstanding as of December 31, 2015. The number of shares, together with the market value as of December 31, 2015 the last trading day of our fiscal year, shown above, assumes the satisfaction of the goals at the maximum level over the entire performance period. Of the amount listed, Mr. Stevens was credited with 200,000 shares based upon the attainment of certain share price targets. The shares credited remain subject to service-based vesting conditions.

Option Exercises and Stock Vested During 2015

The following table provides information regarding exercise of stock options, SSARS and vesting of incentive shares with respect to LP’s NEOs during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Curtis M. Stevens	242,442	$3,892,673	24,813	$404,452
Sallie B. Bailey	—	—	22,958	$379,725
W. Bradley Southern	—	—	9,407	$155,592
Brian E. Luoma	—	—	8,399	$138,919
Michael J. Sims	18,390	157,418	7,195	$119,005

Pension Benefits for 2015

The following table shows the present value of accumulated benefits for each of the NEOs under LP’s Supplemental Executive Retirement Plan (the “SERP”) and LP’s Retirement Account Plan, in each case assuming retirement by the executive at age 62. Amounts shown in the table were calculated as of a December 31, 2015 measurement date consistent with LP’s financial statements and using the same long-term rate of return, discount rate, rate of compensation increase, and mortality rate assumptions used in the financial statements. See Note 13 to LP’s audited financial statements included in its 2015 Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2014 ($)
Curtis M. Stevens	Retirement Account Plan	18	$160,574	$—
	SERP	18	$8,733,935	$—
Sallie B. Bailey	SERP	4	$969,834	$—
W. Bradley Southern	Retirement Account Plan	16	$141,191	$—
Brian E. Luoma	Retirement Account Plan	29	$135,252	$—
Michael J. Sims	Retirement Account Plan	33	$358,247	$—
(1)	At December 31, 2015, all NEOs participating in the SERP and Retirement Account Plan (where applicable), with the exception of Ms. Bailey, were vested in their benefits thereunder (subject to early retirement reductions, if applicable). Note that Ms. Bailey is not a participant in the Retirement Account Plan and Messrs. Southern, Luoma and Sims are not participants in the SERP.

Supplemental Executive Retirement Plan

The SERP is a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by LP’s Chief Executive Officer and the Committee. Key features of the SERP include:

•

Vesting.  Participants are fully vested in their SERP benefits after participating in the SERP for five years. Vesting is accelerated in the event of the participant’s death or disability or a change of control of LP.

•	Retirement Age. The normal retirement age under the SERP is 62.

•	Annual Benefits. The annual benefit payable under the SERP to a participant who retires at the normal retirement age is equal to:

50% of the executive’s final average compensation

multiplied by

a fraction equal to: years of credited service (up to a maximum of 15)/15

For example, if a participant had final average compensation of $500,000 with ten years of credited service, his or her annual benefit (subject to reductions for other retirement benefits as described below) would be $166,667 calculated as: $500,000 x .50 x (10/15).

•

Years of Credited Service.  Years of credited service under the SERP are equal to the participant’s years of service credited under the Retirement Account Plan discussed below. If a participant’s employment is involuntarily terminated within 36 months after a change of control of LP, he or she is credited with two additional years of service.

•

Final Average Compensation.  Final average compensation on an annual basis is equal to a participant’s compensation during the 60 consecutive months out of the last 120 months of employment in which the participant’s compensation was highest, divided by five. Compensation for this purpose includes base salary plus annual bonus paid to a participant or deferred under the Executive Deferred Compensation Plan (described below), but excludes all other benefits. If LP terminates a participant’s employment other than for cause or the participant terminates for good reason within 36 months after a change of control of LP, benefits under the SERP will be calculated based on the participant’s base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

•

Early Retirement Provisions.  Retirement benefits under the SERP are subject to reduction in the event of retirement before age 62. When a participant retires prior to age 55, his or her annual benefit as described above is reduced by a fraction equal to his actual credited years of service over the number of years of credited service the participant would have had at age 62. If a participant retires between age 55 and age 61, the amount of the reduction to his annual benefit as described above depends on whether the committee administering the plan approves the retirement. If the participant’s early retirement is approved by the committee, his or her annual benefit is reduced by 3% for each year prior to age 62. If the committee does not approve the participant’s early retirement, his or her benefit is reduced by 5% for each year prior to age 62 and is further reduced by a fraction equal to the participant’s actual years of credited service over the years of credited service the participant would have had at age 62. Termination of a participant’s employment by LP other than for cause or termination by a participant for good reason within 36 months of a change of control is treated as an early retirement with committee approval, regardless of the participant’s age.

•

Reductions for Other Retirement Benefits.  The annual benefits payable under the SERP are reduced by an amount equal to the sum of (1) 50% of the participant’s primary Social Security benefit determined at age 62 and (2) the value of employer contributions under LP’s other retirement plans and the Executive Deferred Compensation Plan.

•

Disability Benefit.  If a participant is unable to continue employment due to a disability, the benefit is calculated in the same manner as if the participant retired at age 62, and credit for years of service accrues during the disability.

•

Form of Payment.  The normal form of payment under the SERP is a single lump sum payment that is actuarially equivalent to a life annuity payable monthly in the amount of the monthly SERP benefit. Other forms of payment available under the SERP must also be actuarially equivalent to a life annuity payable monthly. All of the named executive officers have elected a lump sum payment. If the participant retires at age 62 or later, payments commence six months after retirement. If the participant retires prior to age 62, payments commence as of a date specified in advance by the participant but not earlier than age 62.

Of the NEOs above that participate in the SERP, Mr. Stevens is vested in his benefits and Ms. Bailey is not. Messrs. Southern, Luoma and Sims do not participate in the SERP. As of December 31, 2015, Mr. Stevens was age 63, Ms. Bailey was age 56. Accordingly, if they had retired as of that date, their benefits would have been subject to reduction as described under “Early Retirement Provisions” above.

Retirement Account Plan

Executive officers and other salaried employees of LP are eligible to participate in LP’s Retirement Account Plan if hired before January 1, 2010. The Retirement Account Plan was frozen to future contribution credits effective January 1, 2010. Plan balances, all of which have vested, will continue to accrue interest as described below. Key features of the Retirement Account Plan include:

•	Interest. Interest is credited daily on the cash balance in each participant’s account based on the U.S. Treasury bond rate for November of the prior year.

•	Form of Payment. Payment from the Retirement Account Plan may be made as an annuity payable over the lifetime of the participant, in a lump sum, or pursuant to other arrangements.

•	Other. The Retirement Account Plan does not provide for an offset for Social Security benefits.

Nonqualified Deferred Compensation for 2015

The following table summarizes information regarding participation by the NEOs in LP’s 2004 Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

Name	Executive Contributions in 2015(1) ($)	Registrant Contributions in 2015 ($)	Aggregate Earnings in 2015 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2015(2) ($)
Curtis M. Stevens	$—	$—	$(1,881)	$—	$267,295
Sallie B. Bailey	$—	$—	$(782)	$—	$9,033
W. Bradley Southern	$—	$—	$(2,023)	$—	$28,339
Brian E. Luoma	$—	$—	$(267)	$—	$55,414
Michael J. Sims	$—	$—	$868	$—	$27,016
(1)	Amounts shown in this column are also included in salary in the Summary Compensation Table above.

(2)	No NEOs had employee contributions reported as salary in Summary Compensation Tables for years prior to 2015.

All employees who are in LP’s top two levels of management and participate in its Retirement Account Plan and the profit sharing component of the 401(k) Plan are automatically participants in the Deferred Compensation Plan. Key features of the Deferred Compensation Plan include:

•	Deferrals. The Deferred Compensation Plan permits deferrals of up to 90% of a participant’s base salary and annual bonuses.

•

Matching Contributions by LP.  Through January 31, 2009, LP made matching contributions equal to 3.5% of a participating employee’s deferral amounts. In December 2008, LP’s management determined to suspend matching contributions effective February 1, 2009. In 2010, a partial matching contribution was reinstated in the qualified 401(k) Plan. In 2013, matching contributions were reinstated in both the qualified 401(k) and the EDCP to levels prior to February 2009. In January 2015, the qualified 401(k) plan match increased to a maximum of 5% and matching contributions under the EDCP were increased to a maximum of 5% of contributions.

•

Supplemental Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) Plan if limits imposed under the Internal Revenue Code did not apply. The Retirement Account Plan supplemental credit ceased after 2009.

•

Make-up Credit.  LP credits each participating employee’s plan account with an amount that would have been contributed under LP’s profit sharing component of its 401(k) Plan had the participant not deferred compensation. The Retirement Account Plan make-up credit was discontinued effective January 1, 2010 as a component of LP’s discontinuation of its defined benefit plan.

•

Vesting.  Participants are immediately vested in credits for their contributions and related earnings. Participants are vested in their rights to LP’s matching contributions and related earnings after two years of service to LP and are vested in their rights to supplemental and make-up credits and related earnings in accordance with the vesting schedule of profit sharing component of the 401(k) Plan. Participants will also become vested in LP’s matching contributions, supplemental credits, and make-up credits upon reaching age 65 or immediately upon death, disability, or termination within 24 months following a change of control of LP.

•

Form of Payment.  If a participant’s employment with LP is terminated for any reason, the participant is entitled to receive his vested plan account balances, either in a lump sum or in the form of an annuity over a period of up to 15 years as designated by the participant, in accordance with the terms and conditions set forth in the plan. Participants may also receive distributions prior to termination in the event of emergencies or as otherwise specified in the plan.

•

Earnings on Account Balances.  Amounts credited to participants’ accounts are adjusted to reflect amounts of income, gain or loss as if the amounts held in such accounts had been invested in investment funds designated under the Deferred Compensation Plan and selected by the participants. The following table shows investment choices made by participants for the purpose of valuing their contribution credits in the Deferred Compensation Plan as of December 31, 2015 and annualized returns for each investment choice for 2015:

Fund	Performance
Vanguard Total International Stock Index	(4.26)%
T. Rowe Price Equity Income Fund	(6.66)%
T. Rowe Price Growth Stock Fund	10.85%
T. Rowe Price Mid-Cap Growth Fund	6.56%
T. Rowe Price Mid-Cap Value Fund	(3.41)%
Vanguard Institutional Index	1.37%
T. Rowe Price Balanced Fund	0.65%
MFS International Growth	0.53%
Vanguard Inf Protected Sec.	(1.69)%
Metwest Total Return Bond I	0.29%
T. Rowe Price Stable Value Fund	1.98%
Dfa US Small Cap Inst.	(3.29)%

Potential Payments Upon Termination or Change of Control

LP has not entered into employment agreements with its NEOs, except for the Change of Control Employment Agreements described below. Therefore, its executive officers are not generally entitled to severance benefits upon termination of employment in the absence of a change of control. A description of payments and benefits to be provided to LP’s NEOs under various circumstances involving termination of employment and/or a change of control follows.

Payments and Benefits upon Termination Prior to Change of Control

Upon termination of an NEOs’ employment for any reason prior to a change of control of LP, he or she is entitled to receive amounts earned while employed, as follows:

•	Payment of base salary through the date of termination.

•

Accrued vacation pay through the date of termination. Accrued vacation pay for LP’s current executive officers at December 31, 2015, was as follows: Mr. Stevens, $85,577; Ms. Bailey, $35,385; Mr. Southern, $35,096; Mr. Luoma, $31,250; and Mr. Sims $30,769.

•

Other benefits, to the extent vested, required to be paid under the terms of any other plan, program or arrangement maintained by LP, including, without limitation, retirement benefits payable under LP’s Retirement Account Plan and SERP, as described under “Pension Benefits for 2015, and benefits under the Deferred Compensation Plan, as described under “Nonqualified Deferred Compensation for 2015”.

The amounts listed above are referred to as “accrued obligations.”

If an NEO retires with the approval of the Chief Executive Officer at age 60 or older, prior to year end, a pro rata share of his or her target award under the Cash Incentive Plan will be paid based on the date of termination. If an executive dies or if his or her employment is terminated due to disability, he or she will be paid his or her target award under the Cash Incentive Plan. Upon termination of employment due to death or disability, all awards of restricted stock or restricted stock units (incentive shares) will become fully vested (see “Market Value of Shares or Units that have not Vested” above, but any stock options or SSARs that were not exercisable on the date of termination will be canceled. Vesting of equity-based awards is not accelerated upon termination for any other reason in the absence of a change of control. Vesting of certain benefits under the SERP and the Deferred Compensation Plan is accelerated upon death or disability, as described under “Pension Benefits for 2015” and under “Nonqualified Deferred Compensation for 2015”.

The aggregate payments and benefits, in addition to accrued obligations, that LP’s NEOs would have received, assuming termination upon death or disability on December 31, 2015, prior to the occurrence of a change of control, were as follows: Mr. Stevens $ 9,335,834, Ms. Bailey $1,132,597, Mr. Southern, $773,589, Mr. Luoma $714,913, and Mr. Sims $430,958, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2015 under the Cash Incentive Plan.

Change of Control Employment Agreements

In February 2015, the Compensation Committee provided Mr. Stevens with a notice of termination of his Change of Control Employment Agreement, with the intent to replace it with an updated change of control employment agreement without an excise tax gross-up provision. This is consistent with the agreements between the Company and Ms. Bailey, Mr. Southern and Mr. Luoma. In March 2015 the Company and Mr. Sims entered into an agreement consistent with the terms of other NEOs. The Change of Control Employment Agreements provide for compensation and benefits following a change of control of LP, including severance payments and benefits in the event the executive officer’s employment is terminated.

Term.  The agreements will terminate two years after LP gives the executive written notice. If a change of control of LP occurs prior to that date, the term will be extended automatically for three additional calendar years beyond the date on which the change of control occurs. This three-year period is referred to as the “change of control period.”

Definition of Certain Terms.  Brief summaries of the definitions of certain terms used in the agreements are set forth below.

“Change of control” means:

•	The acquisition by a person or group of beneficial ownership of 20% or more of LP’s outstanding Common Stock or voting securities, with certain exceptions;

•

A change in the composition of the Board of Directors such that the incumbent directors cease to constitute at least a majority of the Board (including, for purposes of computing a majority, those persons nominated for election by a majority of the then incumbent directors who had been similarly nominated);

•	Completion of a reorganization, merger, consolidation or sale of substantially all the assets of LP, with certain exceptions; or

•	Approval by LP’s stockholders of a complete liquidation or dissolution of LP.

“Cause” means one of the following actions, as determined by the vote of at least 75% of the directors:

•	The willful and continued failure of the executive to substantially perform his or her duties after delivery of a written demand for substantial performance; or

•	The willful engaging by the executive in illegal conduct or gross misconduct that materially harms LP.

“Good reason” for purposes of an executive’s termination of his employment with LP means:

•	The executive’s position, authority, duties, or responsibilities are diminished;

•	Any failure by LP to comply with the compensation provisions of the agreement;

•	Transfer of the executive to a location more than 50 miles from the present location or a substantial increase in the amount the executive is required to travel;

•	Any purported termination by LP of the executive’s employment otherwise than as expressly permitted by the agreement; or

•	Any failure by LP to require the successor to assume and agree to perform the Change in Control Employment Agreement.

Payments and Benefits While Employed Following Change of Control

During the change of control period and for so long as a covered executive remains employed by LP (or its successor), he is entitled to:

•	Receive an annual base salary in an amount at least equal to 12 times his highest monthly base salary paid during the 12 months immediately preceding the month of the change of control;

•	Be paid an annual cash bonus in an amount at least equal to the executive’s target bonus for the year in which the change of control occurs; and

•

Participate in all incentive, savings and retirement plans, welfare benefit programs, personal benefits and paid vacation available to other peer executives on, generally, at least as favorable terms as those in place during the 120-day period immediately preceding the change of control.

In addition, all outstanding equity-based awards held by LP’s NEOs, including stock options, SSARs, restricted stock, and restricted stock units, will become vested or exercisable in full upon a change of control of LP. Also, under the SERP, the NEO will be fully vested in all benefits whether or not he or she otherwise has five years of participation (see “Pension Benefits for 2015”). All agreements for equity awards granted prior to November 1, 2007, provide for reimbursement, on an after-tax basis, for any excise tax imposed under 280G on “excess parachute payments” that is directly attributable to acceleration of vesting or exercisability, plus any related federal, state and local income taxes.

The annual base salary levels and target bonuses for LP’s NEOs during 2015 are disclosed under “Executive Compensation—Compensation Discussion and Analysis.” Information regarding benefits provided to LP’s NEOs in addition to salary and cash incentive payments during 2015 appears in the Summary Compensation Table. If a change of control of LP had occurred on December 31, 2015, these salary and bonus levels and benefits would represent the minimum amounts that would have been payable to LP’s NEOs in each of 2015, 2016 and 2017, unless their employment was terminated during that three-year period.

The aggregate benefits and payments, in addition to accrued obligations, that LP’s NEOs would have received assuming a change of control occurred on December 31, 2015, without termination of employment, were as follows: Mr. Stevens $21,645,566, Ms. Bailey $4,709,477, Mr. Southern $2,713,687, Mr. Luoma $2,407,877, and Mr. Sims $2,050,722, representing the sum of the value on that date of restricted stock, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2015 under the Cash Incentive Plan.

Payments and Benefits Upon Termination Following Change of Control

The severance compensation and benefits payable under the Change of Control Employment Agreements upon the termination of an NEOs’ employment vary depending on the reason for termination, as described below.

Termination Without Good Reason; or by LP for Cause.  If an NEO voluntarily terminates his or her employment other than for good reason, or LP terminates his or her employment for cause, during a change of control period, he or she will be entitled to payment or satisfaction by LP of all accrued obligations, but will not be entitled to any other severance or benefits.

Death or Disability.  If an NEO dies or his or her employment is terminated due to disability during a change of control period, the officer or his or her legal representative will be entitled to payment of all accrued obligations and a pro rata amount of the officer’s target bonus for the year in which the change of control occurs, based on the number of days in the year prior to death or termination. The aggregate payments and benefits, in addition to accrued obligations, that LP’s named executive officers would have received, assuming death or termination due to disability on December 31, 2015, during a change of control period, were as follows: Mr. Stevens $21,645,566, Ms. Bailey $4,709,477, Mr. Southern $2,713,687, Mr. Luoma $2,407,877, and

Mr. Sims $2,050,722, representing the sum of the value on that date of restricted stock, performance shares, incentive shares and SSARs subject to accelerated vesting and the executive’s target award for 2015 under the Cash Incentive Plan. Assuming that the change of control and the termination due to death or disability occurred in the same year, these are the same amounts that an executive would receive upon a change of control without any termination, as described further under “Payments and Benefits While Employed Following Change of Control” above.

Termination for Good Reason; or Other than for Cause, Death or Disability.  If, during a change of control period, an NEOs’ employment with LP is terminated by LP (other than for cause, death or disability) or by the executive for good reason, he or she will be entitled to receive the following amounts in a lump-sum payment six months after termination:

•

Base salary through the date of termination (at a monthly rate at least equal to the highest rate in effect during the 12 months prior to the date the change of control occurred) plus a pro rata amount of target bonus for the fiscal year in which the change of control occurred;

•	An amount equal to three times the sum of (x) annual base salary at such rate plus (y) target bonus amount;

•

The difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if employment continued for an additional three years and the actual vested benefit, if any, under those plans (including any enhancement under the terms of the SERP triggered by the change of control) at the date of termination; and

•	Interest on the amounts described above from the date of termination through the payment date.

The Change of Control Employment Agreements also provide for reimbursement of fees for outplacement services, financial counseling, estate planning and for the continuation of health, disability and life insurance benefits for three years.

Acceleration of or increases to certain benefits under the terms of the SERP and the Deferred Compensation Plan that are triggered if an NEO is terminated following a change of control are described under “Pension Benefits for 2015” and “Nonqualified Deferred Compensation for 2015.”

Potential Pay-Outs to Current Named Executive Officers

The following table shows potential pay-outs under the Change of Control Employment Agreements and other LP benefit plans assuming that the employment of a current NEO was terminated following a change of control of LP, either by LP for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on the last business day of 2015.

Name	Lump Sum Cash Severance Payment(1)	Increase in Present Value of Accumulated Retirement Benefits(2)	Welfare Benefits(3)	Other Benefits(4)	Value of Unvested Shares(5)	Value of Unvested Performance Shares (6)	Value of Unvested Stock Options(7)	Estimated Excise Tax and Gross-Up Payments(8)	Total
Curtis M. Stevens	$6,230,000	$3,097,906	$50,521	$82,981	$2,323,290	$4,172,737	$148,807	$5,539,324	$21,645,566
Sallie B. Bailey	$2,668,000	$1,111,355	$36,544	$82,981	$624,047	$147,970	$38,580	$—	$4,709,477
W. Bradley Southern	$2,044,000	$—	$50,367	$82,981	$429,737	$84,557	$22,045	$—	$2,713,687
Brian E. Luoma	$1,755,000	$—	$49,983	$82,981	$413,311	$84,557	$22,045	$—	$2,407,877
Michael J. Sims	$1,664,000	$—	$48,783	$82,981	194,994.27	47,564	$12,400	$—	$2,050,722
(1)	Represents the executive’s target bonus under the Cash Incentive Plan for 2015 plus an additional payment equal to three times the annual base salary level and target bonus, for all employees except Mr. Sims. Mr. Sims entered into his Change in Control Agreement in March 2015.

(2)

Includes (a) enhanced benefits under the terms of the SERP based on the inclusion of two additional years of credited service and the use of final compensation (2015 base salary plus the average of annual cash incentive bonuses paid in 2013, 2014, and 2015) and (b) benefits under the Change of Control Employment Agreements equal to the difference, calculated on an actuarial present value basis, between the retirement benefits that would have accrued under the Retirement Account Plan and the SERP if the executive’s employment continued for an additional three years and the actual vested benefit, if any, at the date of termination. Messrs. Southern, Luoma and Sims are not eligible for the SERP.

(3)	Represents the estimated cost of continuing health, disability and life insurance coverage and other welfare benefits to the executive and his or her family at the same level as in place at December 31, 2015, for a three-year period.

(4)	Includes executive perquisite allowance at the 2015 estimated annual cost for three years, outplacement services valued at $13,000, and estate planning services to which the executives are entitled valued at $3,500.

(5)	Represents the market value on December 31, 2015, of awards of restricted stock and incentive shares that were not vested on that date. See “Outstanding Equity Awards at December 31, 2015” for additional information.

(6)	Represents the market value on December 31, 2015, of awards of performance shares that to the extent the Corporate Performance Measures have been attained.

(7)	Represents the value of in-the-money stock options or SSARs that had not vested on December 31, 2015, based on the difference between the closing sale price of the Common Stock on the NYSE on that date, $18.01 per share, and the per share exercise price. See “Outstanding Equity Awards at December 31, 2015” for additional information.

(8)	Represents the estimated amount required to be reimbursed under the Change of Control Employment Agreements for excise taxes imposed on benefits deemed to be excess parachute payments plus any related federal, state and local income taxes.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2015, regarding shares of Common Stock that may be issued under LP’s existing equity compensation plans and arrangements, all of which have been approved by LP’s stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders(1)	6,649,555	$14.54	5,526,363
Equity compensation plans or arrangements not approved by stockholders	—	N/A	—

Total	6,649,555		5,526,363

(1)	Equity compensation plans under which awards are currently outstanding and that were approved by LP’s stockholders include the Stock Award Plan, 1997 Incentive Stock Award Plan, the 1992 Non-Employee Director Stock Option Plan, and the 2000 Non-Employee Director Restricted Stock Plan (the “Restricted Stock Plan”). The number of shares shown in column (a) as shares subject to outstanding awards include 1,196,865 shares subject to awards of restricted shares, restricted stock units (including incentive shares) and performance shares outstanding on December 31, 2015. See “Outstanding Equity Awards at December 31, 2015” and “Directors’ Compensation for 2015” for additional information regarding the vesting of outstanding incentive and restricted share awards. The Stock Award Plan also authorizes the grant of restricted stock awards with such terms and conditions as the Compensation Committee deems appropriate, including provisions that such awards will be forfeited upon termination of a participant’s employment for specified reasons within a specified period of time or upon other conditions set forth in the award agreement.

DIRECTORS’ COMPENSATION

The following table summarizes compensation paid to outside directors for services during 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
E. Gary Cook(3)	$258,500	$80,000	—	—	—	$338,500
Tracy A. Embree	$ —	$ —				$ —
Daniel K. Frierson	$84,000	$80,000	—	—	—	$164,000
Lizanne C. Gottung	$77,500	$80,000	—	—	—	$157,500
Kurt M. Landgraf	$93,500	$80,000	—	—	—	$173,500
Dustan E. McCoy	$82,500	$80,000	—	—	—	$162,500
Colin D. Watson	$93,500	$80,000	—	—	—	$173,500
John W. Weaver	$85,000	$80,000	—	—	—	$165,000
(1)	For 2015, each director who is not an employee of the Company or any of its subsidiaries, received an annual retainer of $60,000. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each receives an additional annual retainer of $10,000. The Chairman of each other Board committee receives an additional annual retainer of $5,000 except the Chairman of the Board, who receives an additional annual retainer of $175,000 for his service. All outside directors also receive $1,750 for each Board meeting attended and $1,500 for each committee meeting attended, including telephone conference meetings. All fees are paid on a quarterly basis.

(2)	The amounts shown reflect the fair value as of the date of grant with respect to awards of restricted stock units under LP’s 2013 Omnibus Plan. The plan provides for annual grants of restricted stock units payable in shares of Common Stock with a market value on the grant date of $80,000 (which equals the grant date fair value of such awards), or such lower amount as the Nominating Committee determines, to each non-employee director of LP. The shares vest in full on the earliest to occur of one year following the grant date, upon the director’s death, disability or retirement (as defined), or a change of control of LP. If the director ceases to be a director before the restrictions lapse, the shares are forfeited. At December 31, 2015, each of LP’s outside directors held restricted stock units of 4,717 shares which vest on May 8, 2016.

(3)	The board determined to provide the Chairman $15,000 per year allowance to pay for the maintenance of an office for LP work starting in 2016.

RELATED PERSON TRANSACTIONS

LP has adopted a policy requiring review by the Board of potential conflicts of interest, including transactions between LP and certain related persons. A written copy of the policy is available on LP’s website at www.lpcorp.com by clicking on “About LP,” then “Investor Relations,” then “Corporate Governance.”

Under the policy, a conflict of interest means any situation in which the personal interests of an employee, officer, or director are potentially in conflict with the interests of LP. The policy applies to all transactions between LP and business entities affiliated with LP’s officers and directors.

The policy requires potential conflicts of interest involving a member of the Board or LP’s Chief Executive Officer to be reviewed by the full Board. The policy requires potential conflicts of interest involving an executive officer (other than the Chief Executive Officer) to be reviewed by the Board and the Chief Executive Officer. Upon review of the conflict of interest, the Board or Chief Executive Officer, as applicable, is required to determine whether the transaction or relationship may proceed. Both disclosure of the potential conflict by the interested party and the results of any review by the Board or Chief Executive Officer are required to be communicated in writing. Approval of any transaction or relationship may be conditioned on implementation of safeguards, controls, or limitations on the individual’s involvement in the transaction or relationship. Ongoing conflicts are reviewed under the policy annually.

In addition, the Audit Committee’s charter provides that it will, on an annual basis and at such other times as may be requested by the Board, review completed and proposed transactions between LP and any current or former director or executive officer of LP (including transactions involving family members or affiliates of directors or executive officers). The purpose of the Audit Committee’s review is to help the Board determine if directors are independent, identify potential conflicts of interest, and identify related person transactions required to be disclosed in LP’s proxy materials under applicable SEC disclosure requirements. In 2015 the Audit Committee and the full Board determined that there were no related person transactions that affect the independence of any of LP’s outside directors or that require disclosure in this proxy statement.

STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal at the Annual Meeting of Stockholders of LP in 2017, and who wishes to have the proposal included in LP’s proxy materials for that meeting, must deliver the proposal to the Corporate Secretary of LP no later than November 20, 2016. Any such proposal must meet the informational and other requirements set forth in the SEC’s rules and regulations and our bylaws in order to be eligible for inclusion in the proxy materials for that meeting.

LP’s bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder of record who has delivered written notice thereof to the Chairman by the deadline specified in the bylaws. In the case of next year’s annual meeting, this notice must be received by LP no later than February 3, 2017. Such notice must include the information required by the SEC’s rules for stockholder proposals presented for inclusion in LP’s proxy materials. The meeting chairman may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

GENERAL

The cost of soliciting proxies will be borne by LP. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of LP, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, or e-mail.

LP will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material.

LP BUILDING PRODUCTS

LOUISIANA-PACIFIC CORPORATION ATTN: TERESA FROGGE

414 UNION STREET SUITE 2000 NASHVILLE, TN 37219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00392-P72188 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LOUISIANA-PACIFIC CORPORATION

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors

1. Election of Class I Directors

Nominees: For Against Abstain

1a. Tracy A. Embree ☐ ☐ ☐

1b. Lizanne C. Gottung ☐ ☐ ☐

1c. Dustan E. McCoy ☐ ☐ ☐

1d. Colin D. Watson ☐ ☐ ☐

Vote on Proposals For Against Abstain

2. Ratification of the selection of Deloitte & Touche LLP as LP’s independent auditor for 2016. ☐ ☐ ☐

3. Advisory vote to approve executive compensation. ☐ ☐ ☐

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ ☐ Yes No

Please sign exactly as your name appears hereon. If signing for an estate, trust, or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Annual Meeting of Stockholders

LOUISIANA-PACIFIC CORPORATION

MAY 6, 2016

The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 AM on May 6, 2016, at Louisiana-Pacific Corporate Headquarters, 414 Union Street, Suite 2000, Nashville, Tennessee. Your voted proxy card should be detached and returned as soon as possible in the enclosed postage-paid envelope.

Mark A. Fuchs Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E00393-P72188

LOUISIANA-PACIFIC CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting May 6, 2016

The undersigned hereby constitutes and appoints Daniel K. Frierson and Curtis M. Stevens, each of them, his or her true and lawful agents and proxies, each with full power of substitution, to represent and vote the common stock of Louisiana-Pacific Corporation (“LP”), which the undersigned may be entitled to vote at the Annual Meeting of LP Stockholders to be held May 6, 2016, or at any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. By signing on the reverse, you acknowledge receipt of the 2016 Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and revoke all proxies heretofore given by you to vote at said meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side